As filed with the Securities and Exchange Commission on May 21, 2009

Registration No. 333-146733

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 4

to the

Form S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SPEEDEMISSIONS, INC.

(Exact name of registrant as specified in its charter)

Florida	7549	33-0961488
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1015 Tyrone Road

Suite 220

Tyrone, GA 30290

(770) 306-7667

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard A. Parlontieri, President

1015 Tyrone Road, Suite 220

Tyrone, Georgia 30290

(770) 306-7667

(Name, address, and telephone number of agent for service)

COPIES TO:

Jennifer M. Moseley, Esq.

Burr & Forman, LLP

420 North 20th Street, Suite 3400

Birmingham, Alabama 35203

Telephone: (205) 251-3000

Fax: (205) 458-5100

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Explanatory Note

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Up to 40,572,438 shares of common stock

SPEEDEMISSIONS, INC.

Speedemissions, Inc. (“Speedemissions” or the “Company”) is registering 2,127,150 shares of common stock for sale by existing shareholders, and 38,445,288 shares of common stock for sale by existing warrant and preferred stock holders upon the exercise of warrants or conversion of preferred shares. This offering will terminate when all 40,572,438 shares are sold or on May 21, 2011, unless we terminate it earlier.

Our common stock is quoted on the over-the-counter electronic bulletin board under the symbol “SPMI.”

Investing in our common stock involves risks. Speedemissions currently has limited operations, limited income, and limited assets. You should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

All of the common stock registered by this prospectus will be sold by the selling shareholders at the prevailing market prices at the time they are sold. Speedemissions is not selling any of the shares of common stock in this offering and therefore will not receive any proceeds from this offering. Speedemissions would, however, receive proceeds upon the exercise of warrants.

The date of this prospectus is May 21, 2009

PROSPECTUS SUMMARY

This summary highlights specific information contained elsewhere in this prospectus. Because this is a summary, it may not contain all the information that is important to you. Therefore, you should read carefully the more detailed information set forth in this prospectus and our financial statements before making an investment decision regarding our common stock.

Our Business

Speedemissions, Inc. performs vehicle emissions testing and safety inspections in certain cities in which vehicle emissions testing is mandated by the Environmental Protection Agency (EPA). As of May 4, 2009, we operated 39 vehicle emissions testing and safety inspection stations under the trade names of Speedemissions (Atlanta, Georgia); Mr. Sticker (Houston, Texas); and Just Emissions (Salt Lake City, Utah). We also operate four mobile testing units in the Atlanta, Georgia area.

We use computerized emissions testing and safety inspections equipment that test vehicles for compliance with vehicle emissions and safety standards. Our revenues are generated from the test or inspection fee charged to the registered owner of the vehicle. We do not provide automotive repair services.

We reported our most recent audited financial statements for the twelve months ended December 31, 2008 on Form 10-K. We reported revenues of $9,779,942 and a net loss of $495,776. We also reported current assets of $650,183, property and equipment less accumulated depreciation and amortization of $1,214,737, goodwill of $7,100,572 and other assets of $100,937 as of December 31, 2008.

Corporate Structure and Principal Executive Offices

We were incorporated as SKTF Enterprises, Inc. in Florida in March 2001. In June 2003, we acquired Speedemissions, Inc., a Georgia corporation in the business of vehicle emissions testing since May 2000. In connection with the acquisition, we changed our name to Speedemissions, Inc. in September 2003.

Our principal offices are located at 1015 Tyrone Road, Suite 220, Tyrone, Georgia 30290, and our telephone number is (770) 306-7667. Our website address is www.speedemissions.com. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus.

The Offering

We are registering 2,127,150 shares for sale by existing shareholders, and 38,445,288 shares for sale by existing warrant and preferred stock holders upon the exercise of warrants or conversion of the preferred shares. The shares of our common stock to be sold by warrantholders are or will be acquired upon the exercise of certain common stock purchase warrants. All of the shares of common stock registered for sale pursuant to this prospectus will be sold by the selling shareholders at the prevailing market prices at the time they are sold.

We will not receive any proceeds from the sale by the selling shareholders of the common stock offered in this prospectus. We would, however, receive proceeds from any exercise of warrants held by the selling shareholders. Any proceeds we receive from the exercise of warrants would be used to finance acquisitions and may be used for working capital, if needed, as more fully described in the Use of Proceeds section. There are no acquisitions currently being contemplated by the Company.

We currently have 5,162,108 shares of common stock outstanding. We have outstanding warrants to purchase 15,365,287 shares of common stock and options to purchase 5,781,558 shares of common stock. In addition, we have currently outstanding (i) 5,133 shares of Series A Convertible Preferred Stock which could be converted into 4,277,500 shares of common stock and (ii) 2,481,482 shares of Series B Convertible Preferred Stock which could be converted into 18,760,000 shares of common stock. If all outstanding warrants and options are exercised and all outstanding preferred stock is converted into shares of common stock, we could have a total of 49,346,453 shares of common stock outstanding.

Withdrawal of Prior Registration Statements

On August 24, 2005, we filed a registration statement on Form SB-2 (the “2005 Registration Statement”) registering approximately 84,829 shares of our common stock for sale by existing shareholders and approximately 27,702,433 shares of our common stock for sale by existing warrant and preferred stock holders upon the exercise of warrants or conversion of preferred stock. On October 7, 2005, we filed an amendment to the 2005 Registration Statement on Form SB-2/A. We filed two post-effective amendments to the 2005 Registration Statement: one on December 5, 2005 and one on May 1, 2006. We will withdraw the 2005 Registration Statement upon the effectiveness of this registration statement.

On September 13, 2004, we filed a registration statement on Form SB-2 (the “2004 Registration Statement”) registering approximately 579,348 shares of our common stock for sale by existing shareholders and approximately 768,008 shares of our common stock for sale by existing warrant and preferred stock holders upon the exercise of warrants or conversion of preferred stock. We filed an amendment to the 2004 Registration Statement on Form SB-2/A on September 27, 2004. We filed two post-effective amendments to the 2004 Registration Statement: one on September 30, 2005 and one on December 5, 2005. We will withdraw the 2004 Registration Statement upon the effectiveness of this registration statement.

RISK FACTORS

Current economic conditions, including recent disruptions in the financial markets, may adversely affect our industry, business and results of operations, our ability to obtain financing on reasonable and acceptable terms to expand our operations and the market price of our common stock.

The United States economy is currently undergoing a significant slowdown, which some observers view as a recession, and the future economic environment may continue to be less favorable than that of recent years. This slowdown has and could further lead to reduced consumer and commercial spending in the foreseeable future. The emissions testing and safety inspection industry may experience significant downturns in connection with, or in anticipation of, declines in general economic conditions and its impact on the automotive industry as a whole. Declines in consumer and commercial spending may drive us and our competitors to reduce pricing, which would have a negative impact on our gross profit. A continued softening in the economy may adversely and materially affect our industry, business and results of operations and we can not accurately predict how severe and prolonged any downturn might be. Moreover, reduced revenues as a result of a softening of the economy may also reduce our working capital and interfere with our long term business strategy. These macroeconomic developments could negatively affect our business, operating results, or financial condition in a number of ways. For example, current or potential customers, such as automotive dealerships may delay or decrease spending with us or may not pay us or may delay paying us for previously provided services. In addition, if consumer spending continues to decrease, this may result in fewer sales of used automobiles that are subject to emissions and safety testing.

The United States stock and credit markets have recently experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks to fluctuate substantially and the spreads on prospective and outstanding debt financings to widen considerably. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings materially less attractive, and in certain cases have resulted in the unavailability of certain types of financing. Continued uncertainty in the stock and credit markets may negatively impact our ability to access additional short-term and long-term financing on reasonable terms or at all, which would negatively impact our liquidity, financial condition and ability to expand our operations. A prolonged downturn in the stock or credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business operations accordingly. These disruptions in the financial markets also may adversely affect our credit rating and the market value of our common stock.

While we believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt servicing and capital expenditures for the foreseeable future, if our operating results worsen significantly and our cash flow or capital resources prove inadequate, or if interest rates increase significantly, we could face liquidity problems that could materially and adversely affect our results of operations and financial condition.

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

Our limited operating history and losses to date make it difficult to evaluate our business. We have incurred net losses of $495,776 and $264,232 for the years ended December 31, 2008 and 2007, respectively. We generated net income of $42,152 and a net loss of $175,632 in the three months ended March 31, 2009 and 2008, respectively. As of March 31, 2009, we had cash on hand of $542,769, working capital deficit of $48,412, an accumulated deficit of $12,483,516 and total stockholders’ equity of $3,285,919. You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, have not generated net earnings on an annual basis. Various factors, such as economic conditions, regulatory and legislative considerations, and competition, may also impede our ability to expand our market presence. We may not successfully address these risks and uncertainties or successfully implement our operating and acquisition strategies. If we fail to do so, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate positive cash flows or profits we anticipate in the future.

We have a large amount of outstanding common stock held by a single shareholder, and a large amount of common stock that could be acquired by a second shareholder upon conversion of preferred stock and exercise of warrants, which if sold could have a negative impact on our stock price.

Our largest shareholder, GCA Strategic Investment Fund Limited, and its affiliates, own 3,379,361 shares of our common stock as of May 4, 2009. Upon exercise of all outstanding warrants at exercise prices between $0.30 and $0.90 per share and conversion of their Series A Convertible Preferred Stock, GCA Strategic Investment Fund Limited and its affiliates could own up to 10,056,859 shares of our common stock. Barron Partners LP (“Barron”) could acquire up to 31,481,930 shares of our common stock upon the exercise of outstanding warrants at exercise prices between $0.30 and $0.90 per share and the conversion of their Series B Convertible Preferred Stock. If either of these shareholders sold a large number of shares of our common stock into the public market it could have a negative impact on our stock price.

There is an extremely limited market for our stock.

        There is an extremely limited trading market for our common stock. Although our common stock is quoted on the OTC Bulletin Board, there are very few trades of our shares. Currently, there are no consistent market makers in our common stock. Making a market in securities involves maintaining bid and ask quotations and being able to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development and maintenance of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. Market makers on the OTC Bulletin Board are not required to maintain a continuous two-sided market, are required to honor firm quotations for only a limited number of shares, and are free to withdraw firm quotations at any time. Even with a market maker, factors such as our losses from operations for each of the past three years, the large number of shares reserved for issuance upon exercise of existing warrants or options or the conversion of outstanding shares of preferred stock, and the small size of our company mean that there can be no assurance of an active and liquid market for our common stock developing in the foreseeable future. Even if a market develops, we cannot assure you that a market will continue, or that shareholders will be able to resell their shares at any price. You should carefully consider the limited liquidity of your investment in our common stock.

Our near term growth is expected to be financed through limited cash flows from operations.

Our growth in 2009 is expected to be limited to one or two new stores and it will be financed through limited cash flows from operations. We cannot be certain that we will be successful in generating sufficient cash flows from operations to significantly expand our operations. Our growth and expansion may be curtailed if we are unable to generate sufficient cash flows to fund the growth and expansion.

We may have to pay a substantial amount of liquidated damages to a single shareholder if we fail to maintain certain requirements.

If we fail to maintain a majority of independent directors on our board and a majority of independent directors on both our Audit Committee and Compensation Committee, then we must pay to Barron an amount equal to 24% of the purchase price of $6,615,000 for the Series B Convertible Preferred Stock and common stock warrants per annum, payable monthly. For every month the majority of our board or any of our committees is not independent, we must pay Barron liquidated damages in the amount of $132,300. Currently we have a majority of independent directors on our board.

If we fail to maintain the effectiveness of a resale registration statement for the shares held by Barron without Barron’s consent, then we must pay to Barron in the form of shares of Series B Convertible Preferred Stock an amount equal to 24% of the purchase price of $6,615,000 paid by Barron for the Series B Convertible Preferred Stock and common stock warrants per annum for each day the resale registration is not effective. For example, if we fail to maintain the effectiveness of the resale registration statement for a period of 30 days, we must issue to Barron approximately 49,315 shares of Series B Convertible Preferred Stock which would convert to approximately 372,822 shares of our common stock.

We are obligated to redeem a series of our preferred stock upon a change of control.

If a person or group of persons other than GCA Strategic Investment Fund Ltd. acquires beneficial ownership of 33 1/3% or more of the outstanding shares of common stock without the prior written consent of GCA Strategic Investment Fund Ltd., we could be required to redeem the Series A Convertible Preferred Stock at the greater of (i) the original issue price of $1,000 per share or (ii) the number of shares of common stock into which the redeemed shares may be converted multiplied by the market price of the common stock at the time of the change in control. Based on the 5,133 shares of Series A Convertible Preferred Stock currently outstanding, if this redemption were triggered we would be required to pay the holders of these shares an aggregate of at least $5,133,000. This restriction will likely deter any proposed acquisition of our stock and may make it more difficult for us to attract new investors, as any mandatory redemption of the preferred shares will materially adversely affect our ability to remain in business and significantly impair the value of your common stock.

Our selling shareholders are offering a number of common shares equal to approximately eight times our common outstanding equity.

The number of shares listed for registration by our Selling Securityholders equal approximately eight (8) times the current outstanding equity for the Company. As of May 4, 2009, there were 5,162,108 shares of common stock outstanding, which included the 2,127,150 outstanding shares registered under this Registration Statement. The majority of the shares being registered (38,039,930) are associated with preferred stock and warrants. If current securityholders convert their preferred stock or exercise their warrants dilution will occur.

A change of control could occur if one shareholder exercises all of its common stock purchase warrants.

Barron may acquire 18,760,000 shares of common stock upon conversion of 2,481,482 shares of Series B Convertible Preferred Stock. However, Barron is restricted from converting any portion of the Series B Convertible Preferred Stock which would cause Barron to beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion unless such restriction is waived or amended by Barron and the holders of a majority of the outstanding common stock who are not affiliates. In addition, Barron may acquire 12,587,431 shares of common stock upon the exercise of warrants at exercise prices between $0.30 and $0.90 per share. However, Barron is restricted from exercising any portion of the common stock warrants (except as described below) which would cause Barron to beneficially own in excess of 4.99% of the outstanding shares of common stock unless such restriction is waived or amended by Barron and the holders of a majority of the outstanding common stock who are not affiliates. Barron’s Common Stock Purchase Warrant “AA-5” gives Barron the ability to revoke this ownership restriction upon 61 days prior notice from Barron to Speedemissions. If the restrictions relating to the warrants are waived, amended or revoked, as the case may be, Barron could control approximately 77% of outstanding shares of common stock based on number of outstanding shares as of May 4, 2009.

We depend upon government laws and regulations that may be changed in ways that may impede our business.

Our business depends upon government legislation and regulations mandating air pollution controls. At this point, Georgia, Missouri, Texas and Utah laws are especially important to us because all of our existing emissions testing services are conducted in those states. Changes in federal or state laws that govern or apply to our operations could have a materially adverse effect on our business. Federal vehicle emissions testing law may evolve due to technological advances in the automobile industry creating cleaner, more efficient automobiles which could affect current testing policy and procedures in our markets. For example, Georgia law could be changed so as to require that vehicles in the state be tested every other year, as opposed to every year. Such a change would reduce the number of vehicles that need to be tested in any given year and such a reduction would have a material adverse effect on our revenues in Georgia. Other changes that would adversely affect us would be a reduction in the price we can charge customers for our testing service, an increase in the fees we must pay to the state in order to operate emissions testing stations in its jurisdiction, and the adoption of a system whereby the state, as opposed to private operators, performs vehicle emissions testing. We cannot be assured that changes in federal or state law would not have a materially adverse effect on the vehicle emissions testing industry generally or, specifically, on our business.

We may be unable to effectively manage our growth and operations.

The management of our expansion will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel, and the training of new personnel. We intend to hire additional personnel as needed in order to effectively manage our expected growth and expansion. Failure to successfully manage our expected growth and development and difficulties in managing additional emissions testing and safety inspection stations could have a material adverse effect on our business and the value of our common stock.

Our strategy of acquiring and opening more testing stations may not produce positive financial results for us.

Our strategy of acquiring and opening more emissions testing stations in the greater Atlanta, Houston, Salt Lake City, and St. Louis areas is subject to a variety of risks, including the:

•	Inability to find suitable acquisition candidates;

•	Failure or unanticipated delays in completing acquisitions due to difficulties in obtaining regulatory approvals or consents;

•	Difficulty in integrating the operations, systems and management of our acquired stations and absorbing the increased demands on our administrative, operational and financial resources;

•	Failure to attract customers to new or acquired testing facilities;

•	Loss of key employees;

•	Reduction in the number of suitable acquisition targets resulting from potential industry consolidation;

•	Inability to negotiate definitive purchase agreements on satisfactory terms and conditions;

•	Increases in the prices of sites and testing equipment due to increased competition for acquisition opportunities or other factors; and

•	Inability to exit lease contracts or sell any non-performing stations or to sell used equipment.

Our failure to successfully address these risks could have a material adverse effect on our business and impair the value of our common stock.

Because the emissions testing and safety inspection industry is highly competitive, we may lose customers and revenues to our competitors.

Our testing stations face competition from other emissions testing and safety inspection operators that are located near our sites. The markets we operate in are highly fragmented and our competitors generally consist of independent auto repair service providers, service stations, oil and tire repair stores and independent test-only facilities that may only operate a single station. We estimate our total number of competitors to be several thousand across all the markets in which we operate. For example, the 2007 list of licensed testing sites provided by the State of Georgia contains approximately 800 licensed test sites. We expect such competition whenever and wherever we open or acquire a station. Our revenue from emissions testing and safety inspections is affected primarily by the number of vehicles our stations service, and the price charged per test. Other emissions testing operators may have greater financial resources than us, which may allow them to obtain more expensive and advantageous locations for testing stations, to provide services in addition to emissions testing, to charge lower prices than we do, and to advertise and promote their businesses more effectively than we do. For example, some of our competitors in Atlanta charge only $20.00 to test a vehicle rather than the $25.00 maximum allowed under Georgia law. As a result, we have had to reduce our fees to $20.00 in some of our Atlanta stations. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain, or will increase, their current testing volumes and revenues. A decrease in testing volume as the result of competition or other factors could materially impair our profitability and our cash flows, thereby adversely affecting our business and the value of our common stock.

The loss of Richard A. Parlontieri, our President and Chief Executive Officer, and the inability to hire or retain other key personnel, would adversely affect our ability to manage and control our business.

Our business now depends primarily upon the efforts of Mr. Richard A. Parlontieri, who currently serves as our President and Chief Executive Officer. We believe that the loss of Mr. Parlontieri’s services would have a materially adverse effect on us. In this regard, we note that we have entered into a rolling three-year employment agreement with Mr. Parlontieri. We maintain key-man life insurance on Mr. Parlontieri.

As our business grows and expands, we will need the services of other persons to fill key positions in our company. We may not be able to attract, or retain, competent, qualified and experienced individuals to direct and manage our business due to our limited resources. The absence of skilled persons within our company will have a materially adverse effect on us and the value of our common stock.

Our largest shareholder controls our company, allowing it to direct the company in ways that may be contrary to the wishes of other shareholders.

Our largest shareholder, GCA Strategic Investment Fund Limited, and its affiliate, owned approximately 67% of our outstanding common shares and control approximately 82% of our outstanding voting securities as of May 4, 2009. They have the ability to control the direction of our company, which may be contrary to the wishes of other shareholders or new investors.

There are a large number of outstanding warrants, options and preferred stock which if exercised or converted will result in substantial dilution of the common stock.

As of May 4, 2009, there were 5,162,108 shares of common stock outstanding. If all warrants and options outstanding as of May 4, 2009 are exercised and all preferred stock are converted to common stock, there will be 49,346,453 shares of common stock outstanding. As a result, a shareholder’s proportionate interest in us will be substantially diluted.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectation, which could result in substantial losses for investors.

Our operating results may fluctuate as a result of a number of factors, many outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date, and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors listed herein and the following factors may affect our operating results:

•	Quarterly variations in operating results;

•	Any significant sale of stock or exercise of warrants by any of our existing shareholders;

•	Announcements by us or our competitors of new products, significant contracts, acquisitions or strategic relationships;

•	Publicity about our company, management, products or our competitors;

•	Additions or departures of key personnel;

•	Regulatory changes affecting the price we are allowed to charge or the fee required to be remitted to the state;

•	Reduced commercial or consumer spending due to the current economic slowdown in the United States;

•	Any future sales of our common stock or other securities; and

•	Stock market price and volume fluctuations of publicly traded companies.

These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

Because we are subject to the “penny stock” rules, the level of trading activity in our stock may be reduced.

Our common stock is quoted on the OTC Electronic Bulletin Board. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Recent restatements of the Company’s 2007, 2006 and 2005 financial statements may present a risk of future restatements and non-compliance with certain aspects of the Sarbanes-Oxley Act

The Company filed Form 10-KSB/A and Form 10-QSB/A to amend and restate consolidated financial statements and amend disclosures including in the notes accompanying the consolidated financial statements in the periods ended December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007. The restatements reclassified our presentation of (gain)/loss from disposal of non-strategic assets to include the (gain)/loss as a component of operating loss and our presentation of Series A convertible preferred stock. The restatement had no effect on our annual or quarterly net loss, cash flows or liquidity. We can not provide assurance that the Company may not be required to restate past or future financial statements and such restatements could be required in the future as a result of an undetected material error.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

Seasonality

Our business is affected by seasonality in Missouri and Utah, which historically has resulted in lower sales volume during the winter months of inclement weather in our first and fourth quarters. Prior quarterly results are not indicative of first or fourth quarter results.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price

We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal control over financial reporting for our fiscal year ended December 31, 2008 and a report by our independent registered public accounting firm that attests to the effectiveness of our internal control over financial reporting beginning with our fiscal year ending December 31, 2009. Testing and maintaining internal control can divert our management’s attention from other matters that are important to our business. We expect to incur increased expense and to devote additional management resources to Section 404 compliance. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting. If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations since there is presently no precedent available by which to measure compliance adequacy. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report, then investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” and “estimate,” as well as similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the common stock offered in this prospectus. We would, however, receive proceeds of the sale of common stock pursuant to an exercise of warrants held by warrant holders. If all of our warrantholders exercise their warrants, the aggregate amount of the proceeds we would receive is $9,695,578. Any proceeds we may receive from the exercise of the outstanding warrants would be used to open new stores or finance acquisitions of emissions testing stations. We may also use a portion of any proceeds we receive for working capital, if necessary.

Our allocation of proceeds represents our best estimate based upon the expected exercise of warrants and the requirements of our proposed business and marketing plan. If any of these factors change, we may reallocate some of the net proceeds.

SELLING SECURITY HOLDERS

The selling shareholder offering the majority of the shares pursuant to this prospectus is Barron. Barron currently owns 2,481,482 shares of our Series B Convertible Preferred Stock, which represents 100% of our issued and outstanding shares of our Series B Convertible Preferred Stock. On February 23, 2006, Barron converted 18,518 shares of Series B Convertible Preferred Stock into 140,000 shares of common stock. Barron owned 134,500 shares of common stock as of May 4, 2009. Additionally, Barron holds warrants to purchase 12,587,431 shares of our common stock at exercise prices between $0.30 and $0.90 per share. Pursuant to the terms of the warrants and the Certificate of Designation governing the Series B Convertible Preferred Stock, Barron is restricted from converting the Series B Convertible Preferred Stock or the warrants if such conversion would result in Barron beneficially owing more than 4.9% of our outstanding common stock. However, the terms of the Series B Convertible Preferred Stock and the warrants (except for Barron’s Common Stock Purchase Warrant “AA-5,” which allows Barron to revoke the restriction upon sixty-one (61) days notice) provide that this 4.9% ownership restriction may be waived or amended with the consent of Barron and the holders of a majority of the outstanding common stock who are not affiliates.

The following table provides information with respect to shares offered by the selling shareholders:

Selling Securityholder	Outstanding Shares offered for sale		Shares underlying Warrants or Preferred Stock offered for sale		Total Shares to be offered for sale	Outstanding Shares owned after offering	Percentage of Shares owned after offering
Barron Partners LP (1)(2)	-0-		31,347,430	(3)(4)	31,347,430	134,500	2.6%
GCA Strategic Investment Fund Limited (5)(6)(7)	1,860,000	(8)	3,103,333	(9)(10)	4,963,333	-0-	*
Michael S. Brown (11)(2)	12,500	(8)	-0-		12,500	30,000	*
Global Capital Funding Group L.P. (12)(13)(14)	-0-		3,574,167	(15)(16)	3,574,167	-0-	*
Gerald Amato (17)	100,000	(8)	-0-		100,000	-0-	*
Robert L. Bilton (2)	15,000	(8)	-0-		15,000	-0-	*
Stephen Booke (17)	20,000	(8)	-0-		20,000	-0-	*
Richard A. Parlontieri (18)	100,000	(8)	15,000	(19)	115,000	52,500	1.0%
Michael Vuocolo (2)	7,150	(8)	-0-		7,150	-0-	*
Total	2,127,150		38,039,930	(20)	40,167,080	-0-	3.6%

*	less than 1%
1.	Barron Capital Advisors, LLC is the General Partner with voting or dispositive power over the shares for Barron. Andrew B. Worden is the Managing Director of Barron Capital Advisors, LLC.
2.	The selling securityholder has no relationship with the Company outside of security ownership.
3.	The shares of common stock underlying Barron’s warrants and preferred stock includes 4,195,810 shares of common stock which may be acquired upon the exercise of warrants at $0.90; 4,195,810 shares of common stock which may be acquired upon the exercise of warrants at $0.60; 4,195,811 shares of common stock which may be acquired upon the exercise of warrants at $0.30; and 18,760,000 shares of common stock which may be acquired upon the exercise of 2,481,482 shares Series B Convertible Preferred Stock.
4.	Barron received all Series B Convertible Preferred Stock and a portion of the warrants pursuant to the Preferred Stock Purchase Agreement dated June 30, 2005 and has held these securities for 3 years, 9 months. Barron received a portion of the warrants pursuant to the Amendment to Preferred Stock Purchase Agreement dated August 4, 2005 and has held these securities for 3 years, 7 months. Barron received a portion of the warrants pursuant to the Settlement Agreement and General Release dated October 14, 2005 and has held these securities for 3 years, 5 months.
5.	Lewis N. Lester and Michael S. Brown have shared voting or dispositive power over the shares for GCA Strategic Investment Fund Limited.

6.	GCA Strategic Investment Fund Limited is an affiliate of Colony Park Financial Services, LLC, who is a registered broker-dealer. Global Capital Advisors Ltd. owns 98% of the total interest in Colony Park Financial Services, LLC. Lewis N. Lester, director, has (along with Michael S. Brown) voting and dispositive power over the shares of GCA Strategic Investment Fund Limited. Mr. Lester disclaims beneficial ownership of any of the shares of common stock held by GCA Strategic Investment Fund Limited. Lewis N. Lester has sole voting or dispositive power over Global Capital Advisors Ltd. Because of this common ownership and control, GCA Strategic Investment Fund Limited is an affiliate of Colony Park Financial Services, LLC.
7.	GCA Strategic Investment Fund Limited’s relationship with the Company is that a former officer of GCA Strategic Investment Fund Limited, Bradley A. Thompson, is now a director of the Company. GCA Strategic Investment Fund Limited is also a 10% or more owner of the Company and, therefore, an affiliate.
8.	The selling securityholder received the shares pursuant to a private placement transaction on September 24, 2007 and has held these securities for 1 year and 6 months.
9.	The shares of common stock underlying GCA Strategic Investment Fund Limited’s preferred stock includes 3,103,333 shares of common stock which may be acquired upon the exercise of 3,724 shares of Series A Convertible Preferred Stock.
10.	GCA Strategic Investment Fund Limited received the Series A Convertible Preferred Stock pursuant to the Subscription and Securities Purchase Agreement dated January 21, 2004 and has held the securities for over 5 years.
11.	Michael S. Brown is an affiliate of Colony Park Financial Services, LLC, who is a registered broker-dealer. Michael S. Brown is affiliated with Global Capital Advisors Ltd. which, in turn, owns 98% of the total interest in Colony Park Financial Services, LLC.
12.	Global Capital Management Services, Inc., as General Partner, has voting or dispositive power over the shares for Global Capital Funding Group LP. Global Capital Advisors Ltd., as the sole owner, has voting or dispositive power over Global Capital Management Services, Inc. Lewis N. Lester has sole voting or dispositive power over Global Capital Advisors Ltd.
13.	Global Capital Funding Group LP is an affiliate of Colony Park Financial Services, LLC, who is a registered broker-dealer. Global Capital Advisors Ltd. owns 98% of the total interest in Colony Park Financial Services, LLC. Global Capital Advisors Ltd. also owns 100% of the total interest in Global Capital Management Services, Inc. which, in turn, is the General Partner of Global Capital Funding Group LP. Because of this common ownership, Global Capital Funding Group LP is an affiliate of Colony Park Financial Services, LLC.
14.	Global Capital Funding Group LP’s relationship with the Company is that a former officer of Global Capital Funding Group LP, Bradley A. Thompson, is now a director of the Company.
15.	The shares of common stock underlying Global Capital Funding Group LP’s warrants and preferred stock includes 800,000 shares of common stock which may be acquired upon the exercise of warrants at $0.90; 800,000 shares of common stock which may be acquired upon the exercise of warrants at $0.60; 800,000 shares of common stock which may be acquired upon the exercise of warrants at $0.30; and 1,174,167 shares of common stock which may be acquired upon the exercise of 1,409 shares of Series A Convertible Preferred Stock.
16.	Global Capital Funding Group LP received the Series A Convertible Preferred Stock and the warrants pursuant to the Settlement Agreement and General Release dated October 14, 2005 and has held the securities for 3 years, 5 months.
17.	The selling securityholder’s relationship with the Company is as an employee of Booke & Company, which is the investor relations firm for the Company.
18.	Mr. Parlontieri is the Chief Executive Officer, President, Secretary and a director of the Company.
19.	Mr. Parlontieri received the warrants as incentive compensation on February 22, 2005 and has held the securities for 4 years, 1 month.
20.	The total has been rounded up to the nearest whole number to reflect fractional shares that may occur as a result of the calculations when converting the derivative securities to the underlying common stock.

As part of the questionnaire that the Company has received from each selling securityholder, such securityholders have made a representation as to whether or not they are an “affiliate” of a broker-dealer registered pursuant to Section 15 of the Exchange Act. Each selling securityholder that identified itself as an affiliate of the broker-dealer also represented in the questionnaire that they acquired the securities in the ordinary course of business and at the time of their purchase, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. None of the selling securityholders are in the business of underwriting securities.

PLAN OF DISTRIBUTION

This prospectus covers up to 40,572,438 shares of our common stock, including (i) 2,127,150 shares of common stock outstanding, (ii) 4,277,500 shares of common stock issuable upon conversion of our Series A Convertible Preferred Stock, (iii) 18,760,000 shares of common stock issuable upon conversion of our Series B Convertible Preferred Stock, and (iv) 15,365,287 shares of common stock issuable upon the exercise of warrants outstanding. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. However, we would receive the proceeds from any exercise of the warrants.

The common stock may be sold from time to time to purchasers either (i) directly by the selling shareholders; or (ii) through broker-dealers or agents who may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders or the purchasers of the common stock. The selling shareholders will act independently of us in making decisions with respect to timing, manner, and size of each sale.

The selling shareholders and any broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.” As a result, any profits on the sale of the common stock by the selling shareholders and any discounts, commissions, or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If any of the selling shareholders were deemed to be an underwriter, the selling shareholder may be subject to statutory liabilities including, but not limited to, those under Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the “Exchange Act.”

Barron is under no obligation to convert its Series B Convertible Preferred Stock or common stock purchase warrants into shares of our common stock, except for Barron’s Common Stock Purchase Warrant “AA-5” which requires Barron, upon notice from Speedmissions, to exercise such warrants if the closing price of Speedmission’s common stock exceeds $2.40 for fifteen consecutive trading days (subject to the ownership restrictions set forth in such warrant).

If the underlying common stock is sold through broker-dealers or agents, the selling shareholder will be responsible for broker-dealers’ and agents’ commissions. Shares of the common stock may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated or fixed prices, in each case as determined by the selling shareholders or by agreement between the selling shareholders and underwriters, brokers, dealers or agents, or purchasers.

These sales may be effected through transactions (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted; or (ii) in transactions other than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

To our knowledge, there are currently no plans, arrangements, or understandings between the selling shareholders and any underwriter, broker-dealer, or agent regarding the sale of the shares of common stock by the selling shareholders. The selling shareholders may decide not to sell all or a portion of the shares of common stock offered by this prospectus. Upon being notified in writing by a selling shareholder that any material arrangement, plan, or understanding has been entered into with a broker-dealer, underwriter, or agent for the sale of common stock, we will file, if required, a supplement to this prospectus, pursuant to Rule 424(b) under the Securities Act disclosing (i) the name of such selling shareholder, (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such underwriter, broker-dealer, or agent, where applicable, (v) that such underwriter, broker-dealer, or agent did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	$674
Transfer Agent Fees	$1,000
Printing and Engraving Costs	$41,000
Legal Fees	$150,000
Accounting Fees	$40,000
TOTAL	$232,674

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We advise that the selling shareholders consult their own legal counsel to ensure that any underwriters, brokers, dealers, or agents effecting transactions on behalf of the selling shareholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold by a selling shareholder unless the sale of the shares has been registered or qualified in such state or we have taken steps to comply with an applicable exemption from registration or qualification. Even though we have registered the sale of the shares covered by this prospectus by the selling shareholders under the federal securities laws, we have not registered, or taken any action to qualify for an exemption from registration for, the sale by the selling securityholders under any state securities laws. Selling securityholders should consult their own legal counsel to ensure compliance with state securities laws. The selling shareholders and any brokers, dealers, or agents that participate in the distribution of common stock may be considered underwriters, and any profit on the sale of common stock by them and any discounts, concessions, or commissions received by those underwriters, brokers, dealers, or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

The selling shareholder and any other persons participating in the distribution of the common stock will be subject to the Exchange Act and the rules and regulations thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common stock by the selling shareholder and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability to engage in market-making activities with respect to the common stock.

LEGAL PROCEEDINGS

We are not currently a party to or otherwise involved in any legal proceedings that would have a material adverse affect on our business.

In the ordinary course of business, we may be from time to time involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations.

DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth information about our current executive officers and directors. The Board of Directors elects executive officers for one-year terms. The directors serve one-year terms until their successors are elected.

Name	Age	Position
Richard A. Parlontieri	63	Director, Chief Executive Officer, President, and Secretary (2003)

Michael E. Guirlinger	61	Director (2006)

Bradley A. Thompson	44	Director (2003)

Michael S. Shanahan	40	Chief Financial Officer (2006)

Ernest A. Childs, PhD.	62	Director (2005)

Gerald Amato	56	Director (2008)

Richard A. Parlontieri has served on our Board of Directors and as our President and Chief Executive Officer since June 2003. From 1997 to December 2000, he was the chief executive officer of ebank.com, Inc. (“ebank”), a publicly held bank holding company headquartered in Atlanta. ebank, which began as a traditional bank designed to deliver banking services in a non-traditional way, was an internet bank that provided banking services focusing on small business owners. Prior to starting ebank, Mr. Parlontieri was president and chief executive officer of Habersham Resource Management, Inc., a consulting firm with over 16 years experience in the financial services, mortgage banking, real estate, home health care and capital goods industries. While at Habersham, Mr. Parlontieri co-founded and organized banks (including Fayette County Bank which was sold to Regions Financial Corporation) and completed strategic acquisitions or divestitures for banks, mortgage companies and real estate projects. Mr. Parlontieri currently serves on the Industry Advisory Board for Georgia’s Vehicle Emission Inspection and Maintenance Program. He also is a member of the Georgia Emissions Testing Association (GETA).

Michael E. Guirlinger has served on our Board of Directors since in August 2006. Mr. Guirlinger is currently the executive vice president of operations of Interactive Holdings, Inc., a position he obtained in April 2009. Prior to joining Interactive Holdings, Mr. Guirlinger was the senior vice president, regional sales manager for Fiserv-Wealth Management Division from May 2008 to March 2009. Mr. Guirlinger was also the chief executive officer and chief operating officer for Language Access Network from June 2006 to April 2008. Language Access Network was publicly held until its acquisition by Emergent Medical Associates in March 2008. Mr. Guirlinger served as managing director from March 2001 to May 2006 for Profit Technologies Corporation, a privately held company in Davidson, North Carolina, which offered consulting services to the financial/corporation market. He has extensive experience, as both manager and a director, in a variety of professional practices, both public and private, with a particular emphasis in the financial services industry. Mr. Guirlinger received his Bachelor of Arts from Aquinas College in 1970 and his Masters in Business Administration from Ohio State University in 1986.

Bradley A. Thompson, CFA, has served on our Board of Directors since August 2003. Mr. Thompson is currently the executive vice president of Portfolio Management for PMFM, Inc., a position he has held since September 2006. From 1999 to September 2006, Mr. Thompson served as the chief investment officer and chief financial analyst for Global Capital Advisors, LLC, an affiliate of GCA Strategic Investment Fund Limited, where he served as a Board member until September of 2006. Mr. Thompson also served as the chief operating officer and secretary for Global Capital Management Services, Inc., the corporate general partner and managing partner of Global Capital Funding Group, L.P., a licensed SBIC. Prior to joining GCA in 1998, Mr. Thompson was self-employed, managing his own small business enterprises. Mr. Thompson was the president and sole owner of Time Plus, an automated payroll accounting services firm for small to mid sized companies. Mr. Thompson was also 50% owner and vice president, chief financial officer of AAPG, Inc., a specialty retail sporting goods firm. Mr. Thompson has since sold his interest in AAPG, Inc.

Mr. Thompson has a Bachelor of Business Administration Degree in Finance from the University of Georgia, and also holds the Chartered Financial Analyst designation. He is a member of the CFA Institute and the Bermuda Society of Financial Analysts. Mr. Thompson served as a Board Member of Axtive, Inc. from May 2003 to June 2005.

Michael S. Shanahan was engaged as our Chief Financial Officer on April 24, 2006. Prior to his employment with the Company in October 2005, Mr. Shanahan was employed by StayOnline, Inc., a Wi-Fi ISP sold to LodgeNet Entertainment Corporation, as Vice President of Finance from November 2002 to October 2005. Mr. Shanahan’s financial experience also includes a position as Manager of Tax and Financial Reporting for Scientific Games International, and tax and audit positions at KPMG Peat Marwick and Deloitte & Touche. Mr. Shanahan received his Bachelor of Science in Accounting and a Master in Accountancy from the University of Florida.

Ernest A. Childs, PhD. has served on our Board of Directors since June 2005. Dr. Childs is currently the chief executive officer of ArcheaSolutions, Inc., a position he has held since April 2000. ArcheaSolutions is a privately held environmental company that specializes in solutions for wastewater processing problems. Prior to joining ArcheaSolutions, Dr. Childs was the chief executive officer of Benesys, Inc. and Equity Development, Inc. Benesys is a benefit consulting company for companies in the health care industry and Equity Development is a consulting company that specializes in assisting people injured in major work and traffic accidents. Dr. Childs received his Bachelor of Science from the University of Tennessee in 1968, his Masters of Science from the University of Tennessee in 1969, and his Doctorate from the University of Georgia in 1971.

Gerald Amato has served on our Board of Directors since June 2008. Mr. Amato is currently the president for Booke & Company, a company he has been employed by since 1981. Booke & Company provides full service investor relations for emerging growth companies, along with those on the NYSE, NASDAZ and AMEX. Mr. Amato began his career as a public accountant and worked at the firm of Deloite & Touche, LLP. Mr. Amato served on the Advisory Board of the Make-A-Wish Foundation and other charitable organizations. He received his Bachelor of Science from St. Francis College in 1973.

Board Meetings and Committees

During the fiscal year ended December 31, 2008, the Board of Directors held six meetings. Each of our directors attended at least 75% of the meetings of the Board of Directors and the committees of the board on which he served during 2008. We currently have two standing committees of the Board of Directors: the Compensation Committee and the Audit Committee, which are described below. We do not presently have a standing Nominating Committee.

Nominating Committee

During the fiscal year ended December 31, 2008, Speedemissions did not have a standing nominating committee. The NASDAQ rules do not require the Company to have a nominating committee since the Company was a “controlled company” in that more than 50% of the voting common stock of the Company was held by GCA Strategic Investment Fund Limited. The Board believes that there is no material benefit to having a separate nominating committee at this time in view of the size of the company, and the fact that we are controlled by one large shareholder. Nominees for election as a director are determined by the entire Board. The Board makes all decisions regarding director nominees based upon the best interest of the Company and its shareholders.

Compensation Committee

Our Compensation Committee consists of three directors. In 2008, Mr. Guirlinger served as chairman of the Compensation Committee and Mr. Parlontieri and Mr. Amato also served on the Compensation Committee. The primary purposes of the Compensation Committee are to assist the Board of Directors in its responsibilities relating to compensation and to determine the compensation arrangements for executive officers. The Compensation Committee is also charged with approving incentive compensation plans for management. Mr. Parlontieri, our President and Chief Executive Officer, makes recommendations to the Compensation Committee regarding the structure of compensation packages and discusses such recommendations with the committee. Mr. Parlontieri recuses himself from decisions regarding his own compensation. The Compensation Committee met two times in 2008. The Compensation Committee does not have a written charter.

Audit Committee

In 2008, we had two members on the Audit Committee: Bradley A. Thompson, who served as chairman, and Dr. Childs. The primary purposes of our Audit Committee are to represent and assist the Board of Directors in its responsibilities relating to the accounting, reporting and financial practices of Speedemissions and its subsidiaries, including the integrity of our financial statements and the outside auditor’s qualifications and independence. The Audit Committee also prepared the report, required by the rules of the SEC to be included in our annual proxy statements. The Audit Committee met four times during 2008. The Audit Committee does not have a written charter.

Our Board of Directors has determined that Bradley Thompson, based upon his education and extensive experience in accounting, is an “audit committee financial expert” within the meaning of the rules of the SEC. No member of the Audit Committee is presently serving on the audit committee of another company.

Director Independence

The Company has determined that Bradley A. Thompson, Michael E. Guirlinger, Ernest Childs, Ph.D. and Gerald Amato are independent directors. Because of his employment with Speedemissions, we have determined that Richard A. Parlontieri is not an independent director. The Company evaluated director independence under NASDAQ Rule 4200(a)(15).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much of our common stock is owned by the directors, executive officers, and owners of more than 5% of the outstanding common stock, as of May 4, 2009, on a fully diluted basis. The mailing address for each beneficial owner without a listed address is in care of Speedemissions, Inc., 1015 Tyrone Road, Suite 220, Tyrone, GA 30290.

Common Stock

Name	Number of Shares Owned		Right To Acquire		Percentage of Beneficial Ownership (1)
GCA Strategic Investment Fund Ltd. (2) c/o Prime Management Ltd Mechanics Bldg 12 Church St. HM11 Hamilton, Bermuda HM 11	3,317,062		3,103,333	(3)	55%

Global Capital Funding Group, L.P. 106 Colony Park Drive, Suite 900 Cumming, GA 30040	62,299		3,574,167	(4)	41%

Global Capital Advisors, LLC (5) 227 King Street Frederiksted, USVI 00840	—		10,000		1%

Richard A. Parlontieri (6)	257,252	(7)	1,984,000	(8)	30%
Bradley A. Thompson (6)	850		121,833	(9)	2%
Gerald Amato (6)	57,500		33,333	(10)	2%
Michael E. Guirlinger (6)	2,500		108,333	(11)	2%
Michael S. Shanahan			403,333	(12)	7%
Ernest A. Childs, PhD (6)			115,833	(13)	2%
All directors and executive officers as a group (6 persons)	318,102		2,751,667		37%

(1)	For each individual or entity, this percentage is determined by assuming the named person or entity exercises all vested options and warrants either has the right to acquire within 60 days, but that no other persons or entities exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all vested options and warrants which he or she has the right to acquire within 60 days, but that no other persons or entities exercise any options or warrants. The calculations are based on 5,162,108 shares of common stock outstanding as of May 4, 2009.
(2)	Global Capital Advisors, LLC (“Global”), the investment advisor to GCA Strategic Investment Fund Limited (“GCA”), has sole investment and voting control over shares held by GCA. Mr. Lewis Lester is the sole voting member of Global.
(3)	Includes 3,103,333 shares of common stock which may be acquired upon conversion of 3,724 shares of Series A Convertible Preferred Stock.
(4)	Includes 1,174,167 shares of common stock which may be acquired upon conversion of 1,409 shares of Series A Convertible Preferred Stock. Includes 800,000 shares of common stock which may be acquired upon the exercise of warrants at $0.90 per share, 800,000 shares of common stock which may be acquired upon the exercise of warrants at $0.60 per share and 800,000 shares of common stock which may be acquired upon the exercise of warrants at $0.30 per share.

(5)	Global is not a 5% owner, but is the investment advisor to GCA and has sole investment and voting control over shares held by GCA, which is a 5% owner of the Company.
(6)	Indicates a Director of the Company.
(7)	Includes 103,742 shares of common stock owned of record by Calabria Advisors, LLC, an entity controlled by Mr. Parlontieri.
(8)	Includes 150,000 shares of common stock which may be acquired upon the exercise of options at $1.00 per share. Includes 44,000 shares of common stock which may be acquired upon the exercise of options at $2.50 per share. Includes 1,075,000 shares of common stock which may be acquired upon the exercise of options at $0.58. Includes 700,000 shares of common stock which may be acquired upon the exercise of options at $0.125, which are part of a grant of 2,100,000 options with 700,000 options vesting on May 19, 2009 and 700,000 options vesting on May 19, 2010. Includes 15,000 shares which may be acquired upon the exercise of warrants at $2.50 per share.
(9)	Includes 5,000 shares of common stock which may be acquired upon the exercise of options at $1.00 per share. Includes 8,500 shares of common stock which may be acquired upon the exercise of options at $2.50 per share. Includes 75,000 shares of common stock which may be acquired upon the exercise of options at $0.58. Includes 33,333 shares of common stock which be acquired upon the exercise of options at $0.125, which are part of a grant of 100,000 options with 33,333 options vesting on May 19, 2009 and 33,334 options vesting May 19, 2010.
(10)	Includes 33,333 shares of common stock which may be acquired upon the exercise of options at $0.125, which are part of a grant of 100,000 options with 33,333 options vesting on June 30, 2009 and 33,334 options vesting on June 30, 2010.
(11)	Includes 75,000 shares of common stock which may be acquired upon the exercise of options at $0.58. Includes 33,333 shares of common stock which be acquired upon the exercise of options at $0.125, which are part of a grant of 100,000 options with 33,333 options vesting on May 19, 2009 and 33,334 options vesting May 19, 2010.
(12)	Includes 200,000 shares of common stock which may be acquired upon the exercise of options at $0.58. Includes 20,000 shares of common stock which may be acquired upon the exercise of options at $1.00. Includes 183,333 shares of common stock which may be acquired upon the exercise of options at $0.125, which are part of a grant of 550,000 options with 183,333 options vesting on May 19, 2009 and 183,334 options vesting on May 19, 2010.
(13)	Includes 5,000 shares of common stock which may be acquired upon the exercise of options at $1.00 per share. Includes 2,500 shares of common stock which may be acquired upon the exercise of options at $2.00 per share. Includes 75,000 shares of common stock which may be acquired upon the exercise of options at $0.58. Includes 33,333 shares of common stock which be acquired upon the exercise of options at $0.125, which are part of a grant of 100,000 options with 33,333 options vesting on May 19, 2009 and 33,334 options vesting May 19, 2010.

Preferred Stock

Title of Class	Name	Number of Shares Owned	Percentage of Ownership of Class
Series A Convertible Preferred Stock	GCA Strategic Investment Fund Ltd c/o Prime Management Ltd Mechanics Bldg 12 Church St. HM11 Hamilton, Bermuda HM 11	3,724	72.5%

Series A Convertible Preferred Stock	Global Capital Funding Group, L.P. 106 Colony Park Drive, Suite 900 Cumming, GA 30040	1,409	27.5%

Series B Convertible Preferred Stock	Barron Partners LP (1) c/o Barron Capital Advisors, LLC Managing Partner Attn: Andrew Barron Worden 730 Fifth Avenue, 25th Floor New York, NY 10019	2,481,482	100%

(1)	Barron converted 18,519 shares of Series B Convertible Preferred Stock into 140,000 shares of common stock on February 23, 2006. Barron owned 134,500 shares of common stock on May 4, 2009. Barron may acquire 18,760,000 shares of common stock upon conversion of 2,481,482 shares of Series B Convertible Preferred Stock. However, Barron is restricted from converting any portion of the Series B Convertible Preferred Stock which would cause Barron to beneficially own in excess of 4.9% of the number of shares of common stock outstanding immediately after giving effect to such conversion. In addition, Barron may acquire 12,587,431 shares of common stock upon the exercise of warrants as follows: 4,195,810 shares at $0.90 per share, 4,195,810 shares at $0.60 per share and 4,195,811 shares at $0.30 per share. However, Barron is restricted from exercising any portion of the common stock warrants which would cause Barron to beneficially own in excess of 4.9% of the outstanding shares of common stock. The 4.9% restriction on 8,587,431 warrants may be waived if both Barron and holders of a majority of the outstanding shares of common stock who are not affiliates agreed to amend or waive such restriction. The 4.9% restriction on 4,000,000 warrants may be revoked by Barron upon sixty-one (61) days prior notice from Barron to Speedemissions. If the restrictions with respect to both the Series B Convertible Preferred Stock and the warrants are waived or amended, Barron could control approximately 86% of outstanding shares of common stock based on the number of outstanding shares as of May 4, 2009.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. As of May 4, 2009, there were 5,162,108 shares of our common stock issued and outstanding and held by approximately 100 shareholders.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock. We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001. As of May 4, 2009, there are 5,133 shares of Series A Preferred Stock issued and outstanding and held by two shareholders. As of May 4, 2009, there are 2,481,482 shares of Series B Convertible Preferred Stock issued and outstanding and held of record by one shareholder.

In January 2004, we designated 3,500 shares as Series A Convertible Preferred Stock. In October 2005, we increased the designation of our Series A Convertible Preferred Stock to 6,000 shares. There are 5,133 shares of Series A Convertible Preferred Stock issued and outstanding. Each share of Series A Convertible Preferred Stock is convertible into 833.33 shares of our common stock. Upon certain changes in control, we could be required to redeem the Series A Convertible Preferred Stock at the greater of (i) the original issue price of $1,000 per share or (ii) the number of shares of common stock which the redeemed shares may converted multiplied by the market price of the common stock. On October 14, 2005, the holders of Series A Convertible Preferred Stock consented to the termination of dividend accruals on the Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is entitled to the number of votes to which the holders would be entitled if they converted their shares of Series A Convertible Preferred Stock.

In June 2005, we designated 3,000,000 shares of Series B Convertible Preferred Stock. In June 2005, we issued 2,500,000 shares to one shareholder. Each share is convertible into 7.56 shares of our common stock, or 18,900,000 shares of common stock in the aggregate. On February 23, 2006, the sole Series B Convertible Preferred Stock shareholder converted 18,518 shares of Series B Convertible Preferred Stock into 140,000 shares of our common stock. As of May 4, 2009, there are 2,481,482 shares of Series B Convertible Preferred Stock issued and outstanding. The Series B Convertible Preferred Stock does not pay a dividend or have voting rights.

The availability or issuance of preferred shares in the future could delay, defer, discourage, or prevent a change in control.

Dividend Policy. We have never declared or paid a cash dividend on our common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared on our common stock in the future will be at the discretion of our Board of Directors.

We previously were obligated to pay cumulative dividends at an annual rate of 7% on the outstanding Series A Convertible Preferred Stock. At our option, we could have paid these dividends in cash or in additional shares of our common stock. On October 14, 2005, the holders of Series A Convertible Preferred Stock consented to the termination of dividend accruals on the Series A Convertible Preferred Stock. Pursuant to the GCA Exchange Agreement, GCA exchanged the $302,847 in cumulative dividends due and owing under 2,500 shares of Series A Convertible Preferred Stock through October 14, 2005 for additional shares of Series A Convertible Preferred Stock and common stock purchase warrants.

Our Series B Convertible Preferred Stock does not pay a dividend.

Transfer Agent. The transfer agent for our common stock is Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone number (801) 272-9294 and fax number (801) 277-3147.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Article X of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders. In addition, we have the power, in our bylaws or in any resolution of our shareholders or directors, to indemnify our officers and directors against any liability as may be determined to be in our best interests, and in conjunction therewith, to buy, at our expense, policies of insurance. Our bylaws do not further address indemnification.

We have entered into separate indemnification agreements with each of our current directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Speedemissions, Inc. is one of the largest test-only emissions testing and safety inspection companies in the United States. In 2008, we performed over 357,000 emissions tests and safety inspections. We perform vehicle emissions testing and safety inspections in certain cities in which vehicle emissions testing is mandated by the Environmental Protection Agency (EPA). As of February 28, 2009, we operated 39 vehicle emissions testing and safety inspection stations under the trade names of Speedemissions (Atlanta, Georgia and St. Louis, Missouri); Mr. Sticker (Houston, Texas); and Just Emissions (Salt Lake City, Utah). We also operate four mobile testing units in the Atlanta, Georgia area which service automotive dealerships and local government agencies.

We use computerized emissions testing and safety inspections equipment that test vehicles for compliance with vehicle emissions and safety standards. Our revenues are generated from the test or inspection fee charged to the registered owner of the vehicle. We do not provide automotive repair services. We are a single segment company in emissions testing and safety inspection. None of our 123 employees are represented by a union.

We were incorporated as SKTF Enterprises, Inc. in Florida in March 2001. In June 2003, we acquired Speedemissions, Inc., a Georgia corporation in the business of vehicle emissions testing since May 2000. In connection with the acquisition, we changed our name to Speedemissions, Inc. in September 2003.

Our Typical Testing Center

Our testing centers generally are located in freestanding buildings in areas with high vehicle traffic counts, good visibility and easy access to major roadways. The typical testing center is located inside of a structure similar to a typical lube or tire change garage with doors at both ends so vehicles can “drive-through” the facility. We also have structures that resemble a bank drive-through facility. We are creating brand awareness in our current testing stations through standard building style and façade, consistent color schemes, signs, and employee uniforms, and we advertise in select local markets. Computerized testing systems are located in each building to test vehicle emissions and safety, if applicable in that state. We purchase or lease these computerized testing systems from state approved equipment vendors.

Most of our emissions testing stations are open for business during weekdays between the hours of 8:00 am and 6:00 pm, and from 8:30 am to 5:00 pm on Saturdays. We operate some stations on Sundays in Texas. The average emissions test in Georgia takes approximately 8 to 12 minutes to complete. In Texas, Missouri and Utah, because of the safety inspection, the completion time is slightly longer. In addition, we do a limited amount of oil changes in four of our fifteen Texas locations.

There are two types of primary emissions tests that are performed, the Accelerated Simulated Model (ASM) and the On-Board Diagnostic (OBD). In selected markets a vehicle safety inspection is required to be performed. These tests apply to vehicles generally manufactured from 1983 through 2004, depending on the state. The ASM test is done on vehicles 1995 and older, while the OBD test is conducted on vehicles 1996 and newer. We generally operate two or three testing lanes at each testing center depending upon the size of the building. We typically lease the land and the building from the property owners, however we have constructed several buildings on land leases in the past.

In our Atlanta, Georgia locations, under the guidelines of the Georgia Clean Air Force program the mobile vehicle emission testing units are only permitted to conduct the OBD test on 1996 and newer vehicles. In the Atlanta, Georgia area, we currently have four mobile units and they serve the automobile fleets of the federal, state, and local governments. Also, all used cars, prior to being re-sold, must have a vehicle emission test, and thus we serve selected new and used car dealers throughout the greater Atlanta market with these mobile units.

Expansion of Business

Since our incorporation, we have grown as a result of comparable store sales growth, new store openings and strategic acquisitions. We have acquired some of our well-known, well-established competitors in the Atlanta, Georgia, Houston, Texas and Salt Lake City, Utah trade areas since our incorporation. We last acquired a competitor in 2005. Our acquisitions in 2005 included Mr. Sticker, Inc. in Houston which began testing in 1985 and Just Inc. (Just Emissions) in Salt Lake City which began testing in 1993.

In November 2007, we began expanding our operations into Dallas, Texas and St. Louis, Missouri. Our original plans for expansion into these markets encompassed opening a total of twelve stations in Dallas located within Sears Auto Centers and three stand-alone stations in St. Louis by June 30, 2008. All three St. Louis stores were open as of December 31, 2008 and we have plans to open one additional store in St. Louis during 2009. During 2008, we closed eight of the twelve stores located in Dallas within Sears Auto Centers due to low test volumes. On January 5, 2009, the Company closed the 4 remaining vehicle emissions testing and safety inspection stations located within Sears Auto Centers in the Dallas-Ft. Worth, Texas trade area. Each of the twelve stores had been operating less than 13 months. Based on the Company’s analysis of 2008 test volumes at each of the stores closed, we believed we could not generate enough test volume over time to produce a reasonable expectation of positive cash flow.

We continually reassess our store rollout plans based on numerous factors including the overall environment of the emissions testing industry, our access to working capital and external financing, general economic conditions and the availability of suitable locations. This growth may be curtailed if we do not have adequate working capital, access to financing, as a cost containment initiative, or if we are unable to obtain the standard emission and safety station licensing approval from the respective state regulatory agencies for each location.

Industry Background—Government and Regulatory Overview

The United States Environmental Protection Agency (“EPA”) reported in 2003 that approximately 123 million people live in 333 counties across the United States that do not meet national air quality standards. The 2007 Motor Vehicle I/M Report, an annual report published by Sierra Research, states that 32 states and the District of Columbia currently have vehicle emissions testing programs. Each state as well as the District of Columbia has its own regulatory structure for emissions testing with which we must comply if we conduct business in that state.

Public awareness of air pollution and its hazardous effects on human health and the environment has increased in recent years. Increased awareness of air pollution and its hazardous effects on human health and the environment has led governmental authorities to pass more stringent pollution control measures. One especially effective measure that many governmental authorities have adopted is vehicle emissions testing. Vehicle emissions produce approximately up to 50% of the hazardous air pollutants and up to 90% of the carbon monoxide air pollution in metropolitan areas. The EPA estimates that enhanced emissions testing on motor vehicles is approximately 10 times more cost-effective in reducing air pollution than increasing controls on stationary pollution sources such as factories and utilities. Consequently, the EPA has made emissions testing an integral part of its overall effort to reduce air pollution by ensuring that vehicles meet emissions standards.

Vehicle emissions control requirements have become progressively more stringent since the passage of the Clean Air Act in 1970. In 1990, Congress amended the Clean Air Act. The revisions required areas that did not meet national ambient air quality standards (NAAQS) to implement either basic or “enhanced” vehicle I/M emissions testing programs, depending upon the severity of the area’s air quality problem. The act also required that metro areas with populations of more than 100,000 implement enhanced I/M emissions testing regardless of their air quality designation.

On November 5, 1992, the EPA issued its original rule establishing minimum performance and administrative requirements for states developing air quality implementation plans. The EPA said areas that needed enhanced emissions testing would have to use their new “I/M 240” test procedure. However, the EPA decided to grant state governmental authorities the discretion to determine how best to establish and operate a network of emissions testing facilities, including the flexibility to choose either a centralized or a decentralized program.

In general, these vehicle emissions tests are performed either in a centralized program or in a decentralized program. In a centralized program, a select number of emissions testing operators are licensed by the state or are operated by certain states to perform vehicle emissions testing. These operators are authorized to perform emissions tests, but generally they are prohibited from repairing vehicles that fail to pass an emissions test.

On the other hand, in a decentralized program, a wider range of persons may perform emissions tests, including those engaged primarily in other businesses, such as automotive repair shops, oil change stores and others. For many of these operators, performing emissions tests is not their primary business.

Nineteen states have implemented decentralized programs, ten states and the District of Columbia have implemented centralized programs. There are three states that have implemented a hybrid program, whereby the state operates its own testing stations and also allows independently operated stations.

On July 31, 1998, the EPA issued a final study that concluded that more stringent air quality standards for motor vehicle emissions are needed, and that such standards should be implemented as it becomes technologically feasible and cost-effective to do so. We believe that the setting of such standards will be the most important EPA regulatory initiative affecting motor vehicles since the passage of the 1990 Amendments. We believe that the EPA study is likely to result in more stringent standards that will have the effect of increasing the number of areas that must implement emissions testing programs and thereby potentially increasing the market for our service. On February 28, 2006, the EPA proposed new standards that would establish stringent new controls on gasoline passenger vehicles to further reduce emissions of mobile source air toxins.

Since 1977, when federal legislation first required states to comply with emissions standards through the use of testing programs, California has been a leader in testing procedures and technical standards. California has approximately 23 million vehicles subject to emissions testing, more than two times that of any other state. California’s testing program is overseen by the California Bureau of Automotive Repair (CARB). CARB has revised its emissions testing standards three times: in 1984, 1990 and, most recently, in 1997. With each of these revisions, the Bureau has required the use of new, more sophisticated and more accurate emissions testing and analysis equipment, which must be certified by CARB. California’s testing standards have become the benchmark for emissions testing in the United States.

All states with decentralized programs and many states with centralized programs require emissions testing and analysis equipment used in their programs to be either BAR-84, BAR-90, or BAR-97 certified, with all newly implemented enhanced programs requiring BAR-97 certification.

As emissions testing equipment has become more technologically advanced, government regulators have required that testing facilities use this more advanced equipment. The most significant technological advance that has occurred in the emissions testing industry over the past decade is the development of enhanced testing systems. Prior to 1990, the EPA required government agencies to test vehicles only for emissions of carbon monoxide and hydrocarbons, which form smog. During this “basic” test, a technician inserts a probe in the vehicle’s tailpipe while the vehicle is idling and emissions analyzers then measure pollution levels in the exhaust. These basic tests worked well for pre-1981, non-computerized vehicles containing carburetors because typical emission control problems involved incorrect air/fuel mixtures and such problems increase pollution levels in the exhaust even when the vehicle is idling.

However, today’s vehicles have different emissions problems. For tests on modern vehicles to be effective, the equipment must measure nitrogen oxide emissions that also cause smog and must test the vehicle under simulated driving conditions. The EPA now requires these enhanced tests in the major metropolitan areas of 32 states and the District of Columbia. A technician conducts these Accelerated Simulated Mode (ASM) tests on a dynamometer, a treadmill-type device that simulates actual driving conditions, including periods of acceleration, deceleration and cruising, or the On Board Diagnostic (OBD) by plugging into the vehicles computerized operation system.

Emissions Testing in the State of Georgia

In 1996, the Environmental Protection Division of the State of Georgia initiated “Georgia’s Clean Air Force” program that required emissions testing of certain vehicles in a 13 county area surrounding metro Atlanta, Georgia. These rules are set forth in Sections 391-3-20-.01 through .22 of the Rules of the Georgia Department of Natural Resources, Environmental Protection Division.

Georgia’s program is a decentralized program. All operators performing emissions testing in Georgia must have their technicians attend and complete certain state certified training, and report to the state on their emissions testing activities every month. Testing stations may be licensed to test all vehicles, which are known as ALL VEHICLES WELCOME stations, or only vehicles not more than ten years old, known as 1996 OR NEWER VEHICLES ONLY stations. All the stations we currently operate in Georgia, are “ALL VEHICLES WELCOME” stations.

Georgia’s Clean Air Force Program initially required a basic test of exhaust gases every two years. In 1997, the program was changed to include enhanced testing, which combines the simple exhaust test with a simulated road test using a dynamometer. Prior to January 1, 2000, Georgia required that vehicles in the 13 covered counties undergo an emissions test once every two years. In December 1999, the Georgia legislature revised the program to require testing on an annual basis, with an annual exemption for the three most recent model years.

The market for emissions testing in Georgia is highly fragmented and generally consists of services provided by independent auto repair service providers, service stations, oil and tire repair stores, and independent test-only facilities. According to the State of Georgia, there were approximately 800 licensed test sites, and approximately 2,473,000 tests were performed in Georgia under the Georgia Clean Air Force Program during the calendar year 2007.

Under Georgia law, the price that a testing station may charge per test may not be less than $10 nor more than $25. A fee of $4.02 must be paid by the station operator to the state. The balance of the current charge, or $20.98 assuming the maximum price of $25 is charged, is retained by the station operator. If a vehicle fails an emissions test, it may be retested at no additional charge within 30 days of the initial test if performed at the same facility.

If a vehicle fails to pass an emissions test, the owner of the vehicle must have repair work performed to correct the deficiency, up to a total cost of $710 under current law. If a vehicle fails a re-inspection despite the maximum expenditure required by law, the owner must apply for a repair waiver from the state.

Georgia law mandates compliance with its vehicle emissions testing program. For vehicles subject to the state’s emissions law, a successful test, or a waiver from the state, is required to obtain a vehicle registration in Georgia.

Emissions Testing and Safety Inspections in the State of Texas

The Texas Vehicle Emissions Testing Program, also known as AirCheck Texas, was implemented in May 2002 in affected areas of Texas to improve air quality. As of January 2009, 17 counties are subject to enhanced vehicle emissions testing in Texas including the greater metropolitan areas of Dallas-Ft. Worth, Houston, Galveston, Austin and El Paso. The rules are set forth in § 114.50 of the Texas Administrative Code.

The testing program is integrated with the annual safety inspection program, both of which are operated by the Texas Department of Public Safety in conjunction with the Texas Commission on Environmental Quality. Vehicles two to twenty-four years old are subject to vehicle emissions testing in Texas. The emissions tests conducted are the same as in Georgia and Utah with 1996 and newer models subject to the OBD test and 1995 and older models subject to the ASM test. The fees in greater Houston are set at a maximum of $39.75 for the emissions test and safety inspection, with $27.25 allocated for an ASM or an OSD emissions test and $12.25 allocated for the safety inspection. The operator is charged $8.25 for the ASM sticker, and $14.25 for the OBD sticker. Vehicles are required to be tested on an annual basis, with an annual exemption for the two most recent model years. According to the American Automobile Motor Vehicle Association, there are approximately 4.6 million eligible vehicles in the state.

If a vehicle fails the emissions test, the operator must provide a free retest at the same facility within 15 days. An individual vehicle waiver is available to any vehicle that has undergone at least $600 of emissions-related repairs and is still unable to pass an emissions test.

Texas law mandates compliance with its vehicle emissions and safety inspection program. For a vehicle to obtain a sticker for yearly registration the owner must have a successful emissions and safety inspection, or a waiver.

Emissions Testing and Safety Inspections in the State of Utah

The state of Utah allows a hybrid of the centralized and decentralized programs where the state operates a select number of emissions testing and safety inspection centers while authorizing those businesses such as an automotive repair shop, automobile dealers and others to conduct emissions testing and safety inspections. The Department of Health for each county manages emission testing and the Utah Highway Patrol manages the safety inspection program. The emissions tests conducted are the same as in Georgia and Texas. We charge $38.00 for the emissions test in Salt Lake County and $25 in Weber County where the maximum fee is $25. Depending on the location of the testing center, a fee of $1.80 is remitted to Salt Lake County and $3.00 to Weber County. We charge $17 for the safety inspections in both counties and a fee of $2.00 is remitted to the Utah Highway Patrol per safety inspection.

All vehicles registered in Davis, Salt Lake, Utah and Weber counties with model years less than six years old are required to have an emission test once every two years. Vehicles with model years six years old and older (to 1967) must have an emission test every year. Emission testing is not required for vehicles with model years 1967 or older. Vehicles with model years less than eight years old are required to have a safety inspection once every two years. Vehicles with model years eight years old and older must pass safety inspections every year. If a vehicle fails, the operator must provide a free re-test at the same facility within 15 days.

Utah law mandates compliance with its vehicle emissions and safety inspection program. For a vehicle to obtain a sticker for yearly registration the owner must have a successful emissions and/or safety inspection.

Emissions Testing and Safety Inspections in the State of Missouri

The state of Missouri’s Gateway Vehicle Inspection Program switched from a centralized program to a decentralized program on October 1, 2007. The program is administered by the Department of Natural Resources and the Missouri State Highway Patrol.

Missouri law requires all motor vehicles pass a vehicle safety inspection at an authorized inspection station every other year unless specifically exempted from a safety inspection. New motor vehicles are exempt from the safety inspection during the model year of the vehicle and first annual renewal the following year. A safety inspection is required regardless of the model year if the vehicle is sold.

In addition to the safety inspection, vehicles registered in St. Louis City, St. Louis County, St. Charles County, Franklin County and Jefferson County are required to have an emissions inspection every other year prior to registering the vehicle. New motor vehicles and the first retail sale of titled motor vehicles, with less than 6,000 miles during the model year of the vehicle and the following year are exempt from the emissions inspection. Vehicles with a model year of 1995 and older are exempt from the ASM emissions inspections in Missouri. An emissions inspection is required regardless of the model year if the vehicle is sold.

We charge $36.00 for the emissions ($24.00) and safety inspection ($12.00). Fees of $2.50 and $1.50 are remitted to the state of Missouri for each emissions and safety inspection, respectively.

Operating Strategy

Our operating strategy focuses on (a) increasing the number of sites we operate in a given market, (b) increasing the volume of business at each site, (c) creating brand awareness for our services, and (d) creating repeat customer sales, all of which are designed to enhance our revenue and cash flow. To achieve these goals, we:

•	Seek to secure and maintain multiple stations at well-traveled intersections and other locations that are easily reachable by our customers;

•	Coordinate operations, training and a local outreach program in each market to enhance revenue and maximize cost efficiencies within each market;

•	Implement regional management and marketing initiatives in each of our markets;

•	Seek to acquire existing testing sites where significant volume potential exists;

•	Tailor each facility, utilize limited local advertising and the services we offer to appeal to the broadest range of consumers; and

•	Seek to expand the use of our mobile vehicle testing units by bidding on federal, state, and local governments for their fleet vehicles, as well as corporate accounts and automotive dealerships.

We currently purchase our raw materials, such as filters, hoses, etc., from several suppliers, and because these raw materials are readily available from a variety of suppliers, we do not rely upon any one supplier for a material portion of our materials. Certificates of emission and safety inspection are purchased from each state’s department or agency responsible for overseeing the emissions testing and safety inspections programs in that state.

Intellectual Property

We have registered the trade names “Speedemissions”, “Mr. Sticker” and “Just Emissions” in the United States. We have filed a Federal Service Mark Registration for the name and logo of Speedemissions, Inc., and for the tag line “The Fastest Way to Keep Your Air Clean.”

Competition

The emissions testing and safety inspection industry is full of small owner-operators. Auto repair shops, tire stores, oil change stores, muffler shops, service stations, and other emissions testing stations may offer this service. There are no national competitors at this time. We expect competition from local operators at all of our locations. We expect such competition whenever and wherever we open or acquire a station. Our market share is too small to measure. Our revenue from emissions testing is affected primarily by the number of emissions and safety tests our stations perform, and the price charged per test. Other emissions testing operators may have greater financial resources than us, which may allow them to obtain more expensive and advantageous locations for testing stations, to provide services in addition to emissions testing, to charge lower prices than we do, and to advertise and promote their businesses more effectively than we do. For example, some of our competitors in Atlanta charge only $20.00 to test a vehicle rather than the $25.00 maximum allowed under Georgia law. As a result, we have had to reduce our fees to $20.00 in some of our Atlanta stations. We intend to compete by creating brand awareness through advertising, a standard building style and facade, a consistent color scheme and uniform and improving the customer experience. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain, or will increase, their current testing volumes and revenues.

Research and Development

We have not spent any material amount of time or money on research and development, and do not anticipate doing so in the future.

Compliance with Environmental Laws

There are no environmental laws applicable to the vehicle emissions and safety inspection business.

Employees

We currently have 123 employees. Of these 123 employees, seven are employed in full time administrative positions at our headquarters, including our Chief Executive Officer, Richard A. Parlontieri, while 116 are employed on-site at our testing locations. Of our employees, 109 are full-time, while 14 are employed on a part-time basis.

Available Information

Our internet address is www.speedemissions.com. We make available free of charge through links on our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s website at www.sec.gov.

Recent Corporate Developments

Since December 31, 2008, we have closed 4 vehicle emissions testing and safety inspection stations located within Sears Auto Centers in the Dallas-Ft. Worth, Texas trade area. The Company had previously announced the closing of 8 similar stores on July 18, 2008. Each of the twelve stores had been operating less than 13 months. Based on the Company’s analysis of 2008 test volumes at each of the 4 stores closed, the Company believes they could not generate enough test volume over time to produce a reasonable expectation of positive cash flow.

The Company repositioned all of the equipment used at these 4 locations to existing Company stores in other markets. The results of operations for the 12 closed stores were recorded as discontinued operations and had revenues of $242,025 and $7,402 and an operating loss of $360,975 and $59,722 during the years ended December 31, 2008 and 2007, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Disclaimer Regarding Forward Looking Statements

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

As of December 31, 2008 we operated 43 vehicle emissions testing and safety inspection stations and four mobile units in four separate markets, greater Atlanta, Georgia; Dallas, Texas; Houston, Texas; St. Louis, Missouri and greater Salt Lake City, Utah. On January 5, 2009, we exited the Dallas market and closed four stores in the area.

We perform vehicle emissions testing and safety inspections in certain cities in which vehicle emissions testing is mandated by the Environmental Protection Agency (EPA). We use computerized emissions testing and safety inspections equipment that test vehicles for compliance with vehicle emissions and safety standards as determined by each state. Our revenues are generated from the test or inspection fee charged to the registered owner of the vehicle. We do not provide automotive repair services.

We charge a fee for each test, whether the vehicle passes or not, and a portion of that fee is remitted to the state governing agency.

Results of Operations

Year ended December 31, 2008 compared to the year ended December 31, 2007

Our revenue, cost of emission certificates (our cost of goods sold), store operating expenses, general and administrative expenses, (gain)/loss from disposal of non-strategic assets, and operating loss for the year ended December 31, 2008 as compared to the comparable period ended December 31, 2007 were as follows:

	Year Ended December 31,		Percentage Change
	2008	2007
Revenue	$9,779,942	$9,654,843	1.3%
Cost of emission certificates	2,097,940	2,312,270	(9.3)%
Store operating expenses	6,061,774	5,697,517	6.4%
General and administrative expenses	1,768,519	1,832,008	(3.5)%
(Gain)/loss from disposal of non-strategic assets	(48,668)	11,735	514.7%

Operating loss	$(99,623)	$(198,687)	(49.9)%

Revenue. For the year ended December 31, 2008, revenue increased $125,099 or 1.3% to $9,779,942 compared to $9,654,843 in the prior year. The increase in revenue was primarily due to additional revenue of $588,535 generated from new stores. We experienced a decrease in revenue from same store sales of (3.4%) or $316,142 and a decrease of $147,294 resulting from the closure of two stores closed in 2007 and 2008.

Cost of emission certificates. Cost of emission certificates decreased $214,330 or (9.3%) to $2,097,940 in the year ended December 31, 2008 and was 21.5% of revenues, compared to $2,312,270 and 23.9% of revenues, during 2007. The decrease in the cost of emission certificates was primarily due to a $307,494 decrease in same store certificates and a $62,613 decrease in certificate costs from the closure of two stores. The decrease in same store certificate costs mainly resulted from a decrease in the per certificate cost of our Georgia certificates, which decreased from $6.95 to $4.02 on October 1, 2007. The decrease in the cost of emission certificates was offset by additional certificates purchased for our new stores in the amount of $156,044.

Store operating expenses. Our store operating expenses increased $364,257 or 6.4% to $6,061,774 in the year ended December 31, 2008 and was 62.0% of revenues, compared to $5,697,517 or 59.0% of revenues during 2007. The increase in store operating expenses was primarily due to new store operating expenses of $620,207. The increase in store operating expenses was partially offset by a (2.5%), or $134,010 reduction in same store operating expenses and a decrease of $64,777 from the closure of two stores.

General and administrative expenses. For the year ended December 31, 2008, our general and administrative expenses decreased $63,489 or (3.5%) to $1,768,519 from $1,832,008 in 2007. The decrease in general and administrative expenses was primarily due to an decrease in professional fees, consulting and investor relations expenditures of $56,787, and a decrease in advertising expenses of $11,600.

(Gain)/loss from disposal of non-strategic assets. For the year ended December 31, 2008, we recognized a gain of $48,668 from the disposal of non-strategic assets. We incurred a loss of $11,735 from the disposal of non-strategic assets in the year ended December 31, 2007.

Interest income, interest expense and loss from continuing operations and basic and diluted loss per share from continuing operations. Our interest income, interest expense, loss from continuing operations and basic and diluted loss per share from continuing operations for the year ended December 31, 2008 as compared to the year ended December 31, 2007 were as follows:

	Year Ended December 31,		Percentage Change
	2008	2007
Other income	$1,495	$5,994	(75.1)%
Interest expense	(36,673)	11,817	210.3%
Net loss	(134,801)	(264,232)	(47.3)%

Basic and diluted loss per share	$(0.03)	$(0.07)	(50.0)%

Loss from discontinued operations and loss per share from discontinued operations. On December 31, 2008, we decided to close our last 4 vehicle emissions testing and safety inspection stations located within Sears Auto Centers in the Dallas-Ft. Worth, Texas trade area. These stores were closed on January 5, 2009. We had previously announced the closing of 8 similar stores in the Dallas-Ft. Worth, Texas trade area on July 18, 2008. Discontinued operations for the years ended December 31, 2008 and 2007 consists of the operating results for these 12 stores. Revenue in the year ended December 31, 2008 and 2007 from these stores was $242,025 and $7,402, respectively. Loss from discontinued operations was $360,975 and $59,722 in the years ended December 31, 2008 and 2007, respectively. Basic and diluted loss per share from discontinued operations was $0.07 and $0.02 in the years ended December 31, 2008 and 2007, respectively.

Net loss and basic and diluted net loss per share. Our net loss increased $231,544 or 87.6% from $264,232 in the year ended December 31, 2007 to $495,776 in 2008. Our basic and diluted net loss per share was $0.10 and $0.07 in the year ended December 31, 2008 and 2007, respectively. The increase in the net loss and net loss per share was mainly attributable to the loss from discontinued operations of $360,975 and $59,722 in the years ended December 31, 2008 and 2007, respectively.

Three Months Ended March 31, 2009 and 2008

Our revenue, cost of emission certificates, store operating expenses, general and administrative expenses and operating income for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008 were as follows:

	Three Months Ended March 31,		Percentage Change
	2009	2008
Revenue	$2,471,942	$2,429,754	1.7%
Cost of emission certificates	548,577	524,789	4.5%
Store operating expenses	1,572,829	1,487,068	5.8%
General and administrative expenses	301,366	485,446	(37.9)%

Operating Income (loss)	$49,170	$(67,549)	172.8%

Revenue. Revenue increased $42,188 or 1.7% to $2,471,942 in the three month period ended March 31, 2009 compared to $2,429,754 in the three months ended March 31, 2008. The increase in revenue over the comparable period was primarily due to an increase of $61,414 from new stores that were not open for the entire comparable period in the prior year and an increase in same store sales of $51,435 or 2.2%, offset by a decrease of $70,660 from a store closed in September 2008. The increase in same store sales is mainly attributable to revenue growth from our newer stores that have been open for less than two years in Houston and St. Louis.

Cost of emission certificates. Cost of emission certificates increased $23,788 or 4.5% in the three month period ended March 31, 2009 and was $548,577 or 22.2% of revenues, compared to $1,487,068 or 61.2% of revenues in the three month period ended March 31, 2008. The increase in the cost of emission certificates was primarily due to a $25,961 increase in same store certificate costs and additional certificates issued in the amount of $12,276 at our new stores, offset by a decrease of $14,449 in the cost of emission certificates from a store closed in September 2008.

Store operating expenses. Store operating expenses increased $85,761 or 5.8% in the three month period ended March 31, 2009 and was $1,572,829 or 63.6% of revenues, compared to $1,487,068 or 61.2% of revenues in the three month period ended March 31, 2008. The increase was mainly attributable to an increase of $73,147 in same store operating expenses and from $36,848 in new store operating expenses. The increase was offset by a decrease of $27,627 from a store closed in September 2008.

General and administrative expenses. Our general and administrative expenses decreased $184,080 or 37.9% to $301,366 in the three month period ended March 31, 2009 from $485,446 in the three month period ended March 31, 2008. The decrease in general and administrative expenses was primarily due to decreases legal and accounting fees and lower personnel costs.

Operating income (loss). Our operating income increased $116,719 in the three-month period ended March 31, 2009 and was $49,170 compared to a loss of $67,549 in the three-month period ended March 31, 2008.

Interest income, interest expense, income (loss) from continuing operations and basic and diluted earnings per share. Our interest income, interest expense, income (loss) from continuing operations and basic and diluted earnings per share for the three month period ended March 31, 2009 as compared to the three month period ended March 31, 2008 is as follows:

	Three Months Ended March 31,
	2009	2008
Operating income (loss)	$49,170	$(67,549)
Interest income	25	864
Interest expense	(7,043)	(9,534)

Income (loss) from continuing operations	$42,152	$(76,219)

Basic income (loss) per share from continuing operations	$0.01	$(0.01)

Diluted income (loss) per share from continuing operations	$0.00	$(0.01)

Weighted average shares outstanding, basic	5,162,108	5,162,108

Weighted average shares outstanding, diluted	9,439,606	5,162,108

The Company incurred lower interest expense during the three–month period ended March 31, 2009 as a result of lower average debt under equipment financing agreements and capital leases outstanding than the comparable period ending March 31, 2008.

Income (loss) from discontinued operations and loss per share from discontinued operations. On December 31, 2008, we decided to close our last 4 vehicle emissions testing and safety inspection stations located within Sears Auto Centers in the Dallas-Ft. Worth, Texas trade area. These stores were closed on January 5, 2009. We had previously announced the closing of 8 similar stores in the Dallas-Ft. Worth, Texas trade area on July 18, 2008. Discontinued operations for the three month period ended March 31, 2009 and 2008 consists of the operating results for these 12 stores. Revenue in the three month period ended March 31, 2009 and 2008 from these stores was $0 and $53,665, respectively. Income (loss) from discontinued operations was $0 and ($99,413) in the three month period ended March 31, 2009 and 2008, respectively. Basic and diluted income (loss) per share from discontinued operations was $0.00 and ($0.02) in the three-month period ended March 31, 2009 and 2008, respectively.

Liquidity and Capital Resources

Introduction

We currently anticipate that our existing cash and cash flow from operations will be sufficient to support our operating and investing needs for at least the next twelve months. Our cash flow from operations will benefit from the closure of the twelve stores located in Sears Auto Centers in the Dallas-Ft. Worth area. However, this depends on our ability to manage our working capital requirements and the ability of our stores to achieve or maintain positive operating cash flow. Our net position increased by $30,277 during the three months ended March 31, 2009 primarily from cash provided by operations. Net cash used in operating activities in 2008 was $289,293 as compared to net cash provided by operating activities of $561,966 in 2007. As we continue to implement our growth strategy, we anticipate an increase in our operating cash flow, but with the increased costs of expanding our operations, we may not achieve positive operating cash flow on a consistent basis.

Our cash, current assets, total assets, current liabilities, total liabilities, Series A Convertible Preferred Stock and total shareholders’ equity as of March 31, 2009 as compared to December 31, 2008 and 2007 were as follows:

	As of March 31, 2009	As of December 31, 2008	As of December 31, 2007
Cash	$542,769	$512,492	$804,662
Total current assets	688,297	650,183	1,030,713
Total assets	9,028,271	9,066,429	9,719,301
Total current liabilities	736,709	811,954	1,078,048
Total liabilities	1,163,006	1,255,153	1,566,099
Series A convertible preferred stock	4,579,346	4,579,346	4,579,346
Total stockholders’ equity	$3,285,919	$3,231,930	$3,573,856

Cash Requirements

For the three months ended March 31, 2009, our net cash provided by operating activities was $50,705 compared to net cash used in operations of $173,901 in the three months ended March 31, 2008. Positive operating cash flows during the three months ended March 31, 2009 were primarily created by net income of $42,152, depreciation and amortization of $79,800, share-based compensation expenses of $11,837 and a decrease in other assets of $3,000, offset by a decrease of $77,109 in accounts payable and accrued liabilities, an increase in other assets of $7,837, a decrease in other liabilities of $1,138.

Negative operating cash flows during the three months ended March 31, 2008 were primarily created by a net loss of $175,632, a decrease of $108,390 in accounts payable and accrued liabilities, a increase in other assets of $750 and a decrease in other liabilities of $2,581, offset by a decrease in other current assets of $868, depreciation and amortization of $85,478, and share-based compensation expenses of $27,106.

For the year ended December 31, 2008 our net cash used in operating activities was $289,293, as compared to net cash provided by operating activities of $561,966 for the year ended December 31, 2007. Negative operating cash flows during 2008 were primarily created by a net loss of $495,776. The net loss was mainly due to the loss from discontinued operations of $360,975 and new store operating losses of $356,653 incurred in the year ended December 31, 2008. Decreases in accounts payable and accrued liabilities of $282,206, other liabilities of $9,106 and a gain from disposal of non-strategic assets of $48,668 also contributed to the negative operating cash flows during 2008, offset by an decrease in other current assets of $52,888, an increase in other assets of $2,850, share based compensation expenses of $153,850 and depreciation and amortization of $336,875.

Positive operating cash flows during 2007 were primarily created by a net loss of $264,232, of which $59,722 was attributable to discontinued operations, an increase in other assets of $43,861, offset by an increase in accounts payable and accrued liabilities of $460,753, share based compensation expenses of $135,738 and depreciation and amortization of $263,603.

Inflation has not had an abnormal or unanticipated effect on our operations. Our cost of emissions certificates does not fluctuate from year to year as the fee we pay to the state or local government agency remains constant over the state’s contract period with the administrator, which is usually five to seven years.

Sources and Uses of Cash

Net cash used in investing activities was $6,527 for the three months ended March 31, 2009 compared to net cash used in investing activities of $55,686 for the three months ended March 31, 2008. The net cash used in investing activities during the three months ended March 31, 2009 and 2008 was related to capital expenditures.

Net cash provided by (used in) investing activities was $48,181 and ($268,190), respectively, for the years ended December 31, 2008 and 2007. Investing activities during 2008 involved primarily $102,407 received from Gwinnett County for the condemnation of our Lawrenceville, Georgia store for a road widening project in 2007, proceeds of $149,372 received from the disposal of equipment and capital expenditures related to the building of new stores and purchase of equipment for the stores in the amount of $203,598.

Investing activities during 2007 involved primarily $221,094 received from the sale of equipment and our Lawrenceville, Georgia store to Gwinnett County for a road widening project and capital expenditures related to the building of new stores and purchase of equipment for the stores in the amount of $479,284.

Net cash used in financing activities was $13,901 and $11,861 for the three months ended March 31, 2009 and 2008, respectively. During the three months ended March 31, 2009 and 2008, we made payments of $10,025 and $11,861 on capital leases and debt, respectively.

Net cash provided by (used in) financing activities was ($51,058) and $190,655, respectively, for the years ended December 31, 2008 and 2007. Net cash used in financing activities during 2008 was for payments on debt in the amount of $14,206 and payments on capitalized leases of $36,852. Net cash provided by financing activities during 2007 resulted primarily from $319,072 in proceeds from a private placement of the Company’s common stock, offset by payments on debt in the amount of $111,747 and payments on capitalized leases of $16,670.

Outlook

We expect to realize earnings improvement in 2009 as we have closed the twelve stores located in Sears Auto Centers in the Dallas-Ft. Worth area which lost $360,975 and $59,722 during the years ended December 31, 2008 and 2007, respectively. Additional earnings improvement is expected from a reduction in general and administrative expenses during 2009. However, these expected earnings improvements may be offset by losses from any new stores opened in 2009, a decline in existing store earnings or any unexpected general and administrative expenses that may arise during 2009.

Critical Accounting Policies

The discussion and analysis of the Company’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. In consultation with its Board of Directors, the Company has identified accounting policies related to valuation of its common stock and for assessing whether any value should be assigned to a warrant that it believes are key to an understanding of its financial statements. Additionally, the Company has identified accounting policies related to the valuation of goodwill, created as the result of business acquisitions, as a key to an understanding of its financial statements. These are important accounting policies that require management’s most difficult, subjective judgments.

DESCRIPTION OF PROPERTY

Corporate Office

We rent our general corporate offices located at 1015 Tyrone Road, Suite 220, Tyrone, Georgia, which consists of 4,166 square feet of office space, and a training classroom with a term that expires on April 30, 2011. The lease automatically renews for additional 2-year periods unless either party gives ninety-day notice of non-renewal.

Testing Facilities

We lease the land and buildings we use in our emissions testing and safety inspection stations in Atlanta, St. Louis, Houston, and Salt Lake City. All of our facilities are believed to be in adequate condition for their intended purpose and adequately covered by insurance. The following table shows the store locations for our 31 stores as of May 4, 2009:

Location	Number of Stores
Georgia	13
Missouri	3
Texas	15
Utah	8

Total	39

TRANSACTIONS WITH RELATED PERSONS AND CORPORATE GOVERNANCE

The Company did not enter into any material related party transactions during the twelve months ended December 31, 2008.

Director Independence

The Company has determined that Bradley A. Thompson, Michael E. Guirlinger, Dr. Ernest Childs and Gerald Amato are independent directors. Because of his employment with the Company, the Company has determined that Richard A. Parlontieri is not an independent director. All of the members of the Audit Committee and the Compensation Committee are independent. The Company does not currently have a standing Nominating Committee, so the entire Board of Directors makes all decisions regarding director nominations based upon the best interests of the Company and its shareholders. The Company evaluated director independence under NASDAQ Rule 4200(a)(15).

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “SPMI”. Prior to January 20, 2006, our common stock was traded on the OTC Bulletin Board under the symbol SPEM. Although our common stock is quoted on the OTC Bulletin Board, there has been limited trading, at widely varying prices, and trading to date has not created an active market for our common stock. Thus, the prices at which trades occurred may not be representative of the actual value of our common stock. On a number of days during this period, there were no trades at all in our common stock.

The following tables set forth, for the periods indicated, the high and low bids of our common stock. The following quotations reflect inter-dealer prices, without retail markup, mark-down or commission, and may not represent actual transactions.

	High	Low

Fiscal year ended December 31, 2007:
First Quarter	$0.39	$0.25
Second Quarter	$0.35	$0.18
Third Quarter	$0.50	$0.17
Fourth Quarter	$0.26	$0.20

Fiscal year ended December 31, 2008:
First Quarter	$0.25	$0.09
Second Quarter	$0.13	$0.07
Third Quarter	$0.12	$0.05
Fourth Quarter	$0.07	$0.05

Fiscal year ended December 31, 2009:
First Quarter	$0.07	$0.02
Second Quarter (Through May 4)	$0.05	$0.02

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Holders

As of December 31, 2008 and May 4, 2009, there were 5,162,108 shares of our common stock issued and outstanding held by approximately 100 shareholders of record. As of December 31, 2008 and May 4, 2009, there were 5,133 shares of Series A Convertible Preferred Stock issued and outstanding and held of record by two shareholders. As of December 31, 2008 and May 4, 2009, there were 2,481,482 shares of our Series B Convertible Preferred Stock issued and outstanding held of record by one shareholder.

Dividends

We have never declared or paid a cash dividend on our common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared on our common stock in the future will be at the discretion of our Board of Directors.

We previously were obligated to pay cumulative dividends at an annual rate of 7% on the outstanding Series A Convertible Preferred Stock. At our option, we could have paid these dividends in cash or in additional shares of our common stock. On October 14, 2005, the holders of Series A Convertible Preferred Stock consented to the termination of dividend accruals on the Series A Convertible Preferred Stock. Pursuant to the GCA Exchange Agreement, GCA exchanged the $302,847 in cumulative dividends due and owing under 2,500 shares of Series A Convertible Preferred Stock through October 14, 2005 for additional shares of Series A Convertible Preferred Stock and common stock purchase warrants.

We do not pay dividends on our Series B Convertible Preferred Stock.

Securities Authorized for Issuance Under Equity Compensation Plans

We have adopted four stock option plans. On May 15, 2001, our directors and shareholders approved the SKTF, Inc. 2001 Stock Option Plan, effective June 1, 2001. At our annual shareholders meeting on August 27, 2003, our shareholders approved an amendment to the plan, changing its name to the Speedemissions, Inc. 2001 Stock Option Plan, and increasing the number of shares of our common stock available for issuance under the plan from 60,000 shares to 100,000 shares. As of May 4, 2009, we have issued and outstanding options to acquire 79,525 shares of our common stock under the plan at prices ranging from $2.00 to $5.15 per share, and we have issued 5,000 shares of common stock under the plan.

At our 2005 annual meeting, the shareholders approved the 2005 Omnibus Stock Grant and Option Plan (the “2005 Plan”), effective September 1, 2005. We may issue options for up to 250,000 shares of our common stock. For purposes of the 2005 Plan, each year of the plan commences on September 1. On September 1 of each new plan year, the number of shares in the 2005 Plan is automatically adjusted to an amount equal to 10% of outstanding shares of common stock on August 31 of the immediately preceding plan year. On August 26, 2008, we amended and restated the 2005 plan (“2005 Restated Plan”) to terminate this annual automatic adjustment provision. As a result of the previous automatic adjustments, there are 303,498 options available for issuance under the 2005 Restated Plan. As of May 4, 2009 under the 2005 Restated Plan we have issued 271,000 options at exercise prices ranging from $0.50 to $1.00 per share.

At our 2006 annual meeting, the shareholders approved and adopted the 2006 Stock Grant and Option Plan (the “2006 Plan”), effective September 18, 2006. We may issue options for up to 2,000,000 shares of our common stock under the 2006 plan. As of May 4, 2009, under the 2006 Plan we have 1,905,533 options issued and outstanding at exercise prices ranging from $0.50 to $0.58 per share.

At our 2008 annual meeting, the shareholders approved and adopted the 2008 Stock Grant and Option Plan (the “2008 Plan”), effective May 19, 2008. We may issue options for up to 5,000,000 shares of our common stock under the 2008 plan. As of May 4, 2009, under the 2008 Plan, we have 3,532,000 issued and outstanding options at exercise prices ranging from $0.125 to $0.07 per share.

As of March 31, 2009 the aggregate information with respect to our equity compensation plans is as follows:

Plan Category	Number of Securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,788,058	$0.35	1,610,438
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	5,788,058	$0.35	1,610,438

Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities

All sales of unregistered securities for the past three years have been previously reported on either Form 10-KSBs, Form 10-QSBs, or Form 8-Ks filed with the Securities and Exchange Commission.

On September 24, 2007, the Company issued 2,127,150 shares of our common stock pursuant to a private placement for a cash purchase price of $0.15 per share, plus the surrender of warrants to purchase 2,127,150 shares of common stock. The total offering price was $319,072. The issuance of common stock pursuant to the private placement was exempt from registration pursuant to Section 4 (2) of the Securities Act of 1933, as amended and Rule 506 promulgated thereunder.

Proceeds from the offering were used to purchase equipment for new stores and for operating capital for the Company.

The Company consummated and adopted the following plan of recapitalization effective as of the close of Business on October 12, 2007. Barron surrendered all 12,587,431 of their common stock purchase warrants in exchange for 4,195,810 warrants at an exercise price of $0.90 per share, 4,195,810 warrants at an exercise price of $0.60 per share and 4,195,811 warrants at an exercise price of $0.30 per share. Global Capital Funding Group, L.P. (“GCFG”), surrendered all 2,400,000 of their common stock purchase warrants in exchange for 800,000 warrants at an exercise price of $0.90 per share, 800,000 warrants at an exercise price of $0.60 per share and 800,000 warrants at an exercise price of $0.30 per share.

The amended warrant agreements which modified the exercise price of GCFG and Barron’s existing outstanding warrants did not result in a charge to the Statement of Operations. The Company treated the modifications as a capital transaction as the warrants were not related to outstanding debt of the Company. The accounting effect represented a reclassification within paid-in-capital which resulted in no net change to the paid-in-capital account.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, discusses our compensation program for our President and Chief Executive Officer, or CEO, our Chief Financial Officer, or CFO and our former Chief Operations Officer, or COO, which we collectively refer to as our “named executive officers.” Our COO resigned in July 2008. At this time, there are no plans to hire a replacement for the COO. There were no other highly compensated officers. Our named executive officers are:

•

Richard A. Parlontieri, President and CEO (63): Richard A. Parlontieri has served on our Board of Directors and as our President since June 2003. From 1997 to December 2000, he was the chief executive officer of ebank.com, Inc. (“ebank”), a publicly held bank holding company headquartered in Atlanta. ebank, which began as a traditional bank designed to deliver banking services in a non-traditional way, was an internet bank that provided banking services focusing on small business owners. Prior to starting ebank, Mr. Parlontieri was president and chief executive officer of Habersham Resource Management, Inc., a consulting firm with over 16 years experience in the financial services, mortgage banking, real estate, home health care and capital goods industries. While at Habersham, Mr. Parlontieri co-founded and organized banks (including Fayette County Bank which was sold to Regions Financial Corporation) and completed strategic acquisitions or divestitures for banks, mortgage companies and real estate projects.

•

Michael S. Shanahan, CFO (40): Michael S. Shanahan joined Speedemissions in September 2005 and was engaged as our CFO in April 2006. Prior to his employment with Speedemissions, Mr. Shanahan was employed by StayOnline, Inc., a Wi-Fi ISP sold to LodgeNet Entertainment Corporation, as Vice President of Finance from November 2002 to October 2005. Mr. Shanahan’s financial experience also includes a position as Manager of Tax and Financial Reporting for Scientific Games International, and positions at KPMG Peat Marwick and Deloitte & Touche. Mr. Shanahan received his Bachelor of Science in Accounting and a Master in Accountancy from the University of Florida.

•

Randy M. Dickerson, COO (52): Randy M. Dickerson was Speedemissions’ COO from July 2005 until his resignation in July 2008. Prior to his employment with Speedemissions, Mr. Dickerson was employed by DEKRA Emissions Check, Inc. an emissions testing and safety inspection company as President and CEO from August 2002 to August 2004. Mr. Dickerson’s prior experience includes position as President and CEO of RM Dickerson, Inc and Dickerson’s Automotive Centers, Inc. Mr. Dickerson is President of the Georgia Emissions Testing Association and he is the Chairman of the Department of Natural Resources Industry Advisory Board.

In this CD&A, the terms “we,” “us,” and “our” refer to Speedemissions, Inc. and not to the Compensation Committee. We describe our overall compensation philosophy, objectives and practices. Our philosophy and objectives generally apply to all of our employees and most of our employees are eligible to participate in the three main components of our compensation program: base salary, cash bonus and long-term incentives. The relative value of each of these components of our compensation program varies from year to year and for each individual employee, depending upon our financial and stock price performance and the employee’s role and responsibilities.

Our compensation program is designed:

•	to align executive officer and shareholder financial interests;

•	to enable us to attract, retain and motivate key, highly talented executive officers; and

•

to consider competitive compensation practices and other relevant factors without establishing compensation targets based on benchmark percentiles used by specific companies or a specific peer group of companies.

Compensation objectives

Leadership and motivation of our executive officers are critical to our long-term success. We believe our executive officer compensation program enables us to attract, retain and motivate key high-quality executive officers who are primarily responsible for our long-term success. Our executive officer compensation program also seeks to align these officers’ compensation with our short-and long-term operating and stock market performance.

The market for high quality executive officers is competitive. As with any company, part of attracting and keeping the executive officers we want involves offering total compensation packages that are competitive with those offered by other companies.

Compensation program design

Our compensation program is designed to reward our executive officers when they achieve our targeted annual performance goals; increase shareholder value; and maintain long-term careers with us. Accordingly, we:

•	provide total compensation that is competitive with other public companies that are similar in size

•	link bonuses to corporate and individual performance; and

•	align management interests with shareholder interests by tying executive officer compensation in part to long-term shareholder returns.

In our view, a competitive pay package in our industry includes a salary that guarantees a minimum level of compensation for an executive officer, a meaningful bonus tied to achievement of both corporate and individual objectives, equity incentives that offer significant rewards if the market price of our Common Stock increases in the future, and benefits consistent with what is offered by similar companies. When targeted performance levels are not achieved and/or our stock price decreases, executive officer compensation may be substantially reduced. When targeted performance levels are exceeded and our stock price increases, executive officer compensation may be increased.

We have an employment agreement with our CEO. See “Executive Compensation—Employment Agreements” in this registration statement for additional details of each employment agreement.

Components of compensation

For 2008, our compensation program for named executive officers included the following three main components:

•	base salary;

•	short-term incentive compensation; and

•	long-term, equity-based incentive compensation consisting of stock options

These three components constitute what we refer to as “total direct compensation” with respect to each named executive officer. We also provide compensation in the form of various other employee benefits and perquisites. Each of these elements helps us achieve the objectives of the program, and we believe that, together, they have been and will continue to be effective in achieving our overall objectives. A short description of each follows:

Base Salary

We provide an annual base salary to each named executive officer based in large part on job responsibility, experience level, individual performance, and the amount and nature of the other compensation paid to the named executive officer.

Short-term incentive compensation

We have established an Executive Incentive Compensation Plan for executive officers that provides for the payment of annual cash bonuses to motivate and reward achievement or corporate objectives. The Compensation Committee generally determines the structure of the overall short-term incentive program at the beginning of the year. In setting the structure and the amount of the overall bonus target, the Committee considers our strategic goals and plan, its operational and financial budget, and other factors, all of which are designed to improve shareholder value.

We may also award discretionary bonuses outside of the Executive Incentive Compensation Plan, based on extraordinary individual performance. We may or may not award an annual cash bonus, and any amount awarded varies according to the achievement of the corporate and individual performance objectives.

Equity-based incentives

We believe that offering equity incentives to our executive officers that become more valuable if the market price of our Common Stock increases provides an appropriate additional incentive to the executive officers to work towards this goal. Therefore, we award stock to our named executive officers. We have not issued performance-based restricted stock in the past but we are evaluating their issuance as we believe they are being used increasingly by other companies as the primary equity incentives for executives and we need to offer these types of incentives to remain competitive in attracting and retaining executive officers.

Benefits and perquisites

We provide our named executive officers with benefits and perquisites consistent with what other similar companies provide. In 2008, our named executive officers were offered benefits that were substantially the same as those offered to all our employees. These benefits included a 401(k) plan and medical, dental and vision insurance. We have not matched our employee’s 401(k) contributions. We also provided an enhanced life-insurance policy to our CEO. This benefit is designed to provide additional protection to our CEO’s family in the event of a catastrophic illness or disability as he has personally guaranteed our operating and capital leases. We provide our CEO and CFO with health insurance at no cost to these executive officers. We also pay for miscellaneous club membership fees for our CEO. We do not provide a pension plan or other defined benefit retirement plan.

Compensation process

The Compensation Committee makes all executive officer compensation decisions. Each year, the Committee reviews and evaluates the compensation paid to our executive officers and determines the base salary, target bonus and the equity related grants for each executive officer, if any. We consider several factors when determining appropriate compensation levels for each executive officer, including:

•	individual leadership, expectations, expertise, skills and knowledge;

•	individual performance and contributions to financial goals;

•	labor market conditions; and

•	competitive compensation practices.

Our approach to evaluating these factors is not formulaic, and the Compensation Committee may place more or less weight on a particular factor when determining an executive officer’s compensation. Due to financial restraints, the Committee does not use an outside consultant to provide advice on the executives’ compensation at this time. We do not benchmark against specific companies or a specific peer group of companies.

Treatment of prior compensation

The Compensation Committee considers, in addition to the factors described above, equity awards previously granted to each individual, each individual’s vested and unvested equity awards for the current year, the current value and potential value over time using stock appreciation assumptions for vested and unvested equity awards, the vesting schedule of the individual’s outstanding equity awards, comparison of individual equity awards between executive officers and in relation to other compensation elements, shareholder dilution, and total accounting expense as part of its annual evaluation of executive compensation. The amount of past compensation, including annual bonus awards and amounts realized or realizable from prior equity awards, is generally not a significant factor in the Committee’s evaluation because bonuses are awarded for annual performance and equity awards are granted as part of the target total direct compensation the Committee establishes each year.

Involvement of CEO and management

In determining the total compensation for each executive officer, the Compensation Committee considers the specific recommendations of our CEO and the Committee’s own assessment of the executive officer’s performance, the executive officer’s expectations and other factors it deems relevant. Our CEO’s recommendations to the Committee typically include discussion of the role and responsibilities of the executive officer within Speedemissions, the performance of the executive officer, the expected future contributions of the executive officer, the executive officer’s own expectations, and competitive and market considerations. Although our CEO makes recommendations regarding the executive officers, he does not make a recommendation or participate in the discussions concerning his own compensation, which is solely the responsibility of the Committee.

Other key practices and policies

Tax considerations

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code when determining the compensation of executive officers. Section 162(m) limits the amount that we may deduct for compensation paid to our executive officers to $1,000,000 per person, unless certain exemption requirements are met. We believe that compensation paid under our executive officer incentive plans is generally fully deductible for federal income tax purposes.

Equity granting practices

Our practice has been to grant equity incentives to executive officers and/or non-executive employees on an annual basis. Historically, annual equity incentives are granted during the Compensation Committee’s regularly scheduled meeting after the annual shareholders meeting. Individual grant amounts and all terms of the award are approved by the Committee at the meeting, and the exercise price per share for each stock option granted is the per share closing market price of our common stock on the grant date. The Committee grants these equity incentives for all employees at its discretion, but generally cannot reduce or increase a specific award once made.

We have no program or practice to time equity incentive grants in connection with the release of material non-public information.

Committee discretion

The Compensation Committee may reduce the amount payable under the Executive Incentive Compensation Plan to an executive officer by up to 100%, based on factors that it determines warrant such a reduction, but historically has not exercised this discretion to any significant degree. The Committee also has the discretion to include or exclude any extraordinary items affecting the performance target, including any changes in accounting. Under the plan, the Committee has no discretion to increase any amount payable to an executive officer. The Committee may, however, authorize additional cash compensation outside of the plan. For example, the Committee could award additional one-time compensation for retention purposes or for an executive officer’s extraordinary contributions to our company.

Analysis of 2008 executive officer compensation

General

The 2008 Target Total Direct Compensation table below summarizes the target total direct compensation levels established by the Compensation Committee. Following the table, we discuss each compensation element summarized in the table.

2008 Target Total Direct Compensation

Name	Annual Salary $	Target Bonus (as a% of Annual Salary)	Target Total Cash Compensation (1) ($)	Target Option Awards (2) ($)	Target Total Direct Compensation (3) ($)
Richard A. Parlontieri, CEO	202,591	0%	202,591	36,007	238,598
Michael S. Shanahan, CFO	126,000	0%	126,000	18,422	144,422
Randy M. Dickerson, Former COO	141,000	0%	141,000	15,073	156,073

1.	The sum of annual salary plus target bonus.
2.	The estimated fair value of the 2008 stock option award. Compensation expense recorded for the option awards are calculated using the Black Scholes Option Pricing Model. For a further description of the assumptions and accounting for stock options, see “Note 8 Preferred and Common Stock Transactions” included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2009.
3.	The sum of annual salary plus target bonus plus the estimated fair value of the 2008 stock option award.

Base Salary

The Compensation Committee reviews each named executive officer’s salary annually and makes adjustments when appropriate to reflect competitive market factors and the individual factors described above under “Compensation process.” The key factors in the Committee’s evaluation of the executive officer’s 2008 salary included anticipated increases in the labor market and individual performance that merited an increased salary. Based on these factors, the Committee approved an aggregate 6.5% increase to the executive officers’ salaries, effective January 1, 2007. Mr. Parlontieri’s salary increased 4.1%. Mr. Shanahan’s salary increased 9.1%. Mr. Dickerson’s salary increased 8.0%.

The Compensation Committee met in December 2008 to set base salaries for 2009 for each executive officer. Following the review of each executive officers performance, historical compensation and ranges of market compensation for each executive officer, the Compensation Committee approved base salaries for 2009 of $208,668 for Mr. Parlontieri and $136,000 for Mr. Shanahan.

Short-term incentive compensation

The executive officers’ annual target bonus is determined as a percentage of annual salary. The Compensation Committee did not set an annual target bonus in 2008 as our net income/(loss) was not expected to generate sufficient excess positive cash flows from operations to pay a target bonus. Accordingly, the target bonus in 2008 for each executive was set at $0.

We have not paid a bonus under the plan in prior years as our loss has exceeded expectations. The Company did not pay a target bonus in 2008, which was in accordance with the target bonus of $0 set by the Compensation Committee. The Compensation Committee did not award discretionary bonuses in 2008. The Compensation Committee has not yet set an annual bonus target for the executive officers in 2009.

Equity-based incentives

The Compensation Committee granted equity awards to our executive officers on May 19, 2008. Accordingly, the estimated fair value of the 2008 stock option awards granted to our executive officers was $69,502.

The Summary Compensation Table shows certain compensation information for services rendered by our executive officers in all capacities for the fiscal years ended December 31, 2008 and 2007. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (2) ($)	Total ($)
Richard A. Parlontieri,	2008	202,591	0	0	62,461	0	20,800	285,852
President, Chairman and CEO (3)	2007	196,690	25,000	0	69,207	0	10,048	300,945

Michael S. Shanahan,	2008	126,000	0	0	18,134	0	0	144,134
CFO	2007	120,000	5,000	0	12,197	0	0	137,197

Randy M. Dickerson, Former	2008	118,108	0	0	16,273	0	4,500	138,881
COO	2007	135,000	0	0	12,613	0	6,000	153,613

(1)	The amounts set forth in the “Option Awards” column are the dollar amounts recognized for equity awards for financial statement reporting purposes in accordance with the requirements of Statement of Financial Accounting Standard No. 123R , Share-Based Payment (“SFAS 123R”), except no assumptions for forfeitures related to vesting conditions were included. This includes amounts related to awards granted in and prior to the fiscal year covered. These amounts may not correspond to the actual value eventually realized by each executive officer, which depends on the extent to which performance conditions are ultimately met an the market value of our Common Stock in future periods. Information regarding the assumptions used in the calculation of these amounts are described in “Note 8 Preferred and Common Stock Transactions” of Speedemissions’ consolidated financial statements for the year ended December 31, 2008, included in the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2009.
(2)	The amounts set forth in the “All Other Compensation” column for Mr. Parlontieri consist of the following: board member fees; automobile allowances; miscellaneous club membership fees; and life insurance (both individual and key man policies), none of which individually exceed $10,000. Mr. Dickerson received other compensation in the form of an automobile allowance.
(3)	Management and directors of Speedemissions receive additional compensation, whether cash, stock or otherwise, in their capacity as directors. Therefore, the amounts set forth in the “All Other Compensation” column disclosed for Mr. Parlontieri, who serves also as a director, reflects compensation received by him in his capacity both as an executive officer and as a director.

Salary. Salaries paid to our executive officers are set forth in the “Salary” column in the 2008 Summary Compensation Table. For fiscal 2008, salaries paid to our executive officers accounted for the following percentages of each executive officer’s total compensation, as reported in the total column of the 2008 Summary Compensation Table: Mr. Parlontieri (70%), Mr. Shanahan (87%), and Mr. Dickerson (85%).

Bonus. Bonuses earned by our executive officers are set forth in the “Bonus” column of the 2008 Summary Compensation Table. The executive officer’s did not receive cash awards under our Executive Incentive Compensation Plan, as further described under the caption “Non-Equity Incentive Plan Compensation” below. The discretionary bonuses are described in further detail under the caption “Compensation Discussion and Analysis—Short-term incentive compensation” above.

Stock Awards. The Company has not granted stock awards to its executive officers. This is reflected in the “Stock Awards” column of the 2008 Summary Compensation Table.

Option Awards. The Company granted stock options to its executive officers on May 19, 2008. The amounts included in the “Option Awards” column of the 2008 Summary Compensation Table include the total dollar amount recognized for financial statement reporting in 2008 and 2007, as applicable, pursuant to FAS 123R disregarding any estimates based on forfeitures relating to service-based vesting conditions. These numbers are not necessarily indicative of the intended cash equivalent value of each grant, which amount is represented in the “2008 Grants of Plan Based Awards Table”. For the assumptions used to determine the compensation expense, see “Note 8 Preferred and Common Stock Transactions” of Speedemissions’ consolidated financial statements for the year ended December 31, 2008, included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2009.

Non-Equity Incentive Plan Compensation. The Company did not make a payout in 2008 under its Executive Incentive Compensation Plan. This is reflected in the “Non-Equity Incentive Plan Compensation” column of the 2008 Summary Compensation Table. For fiscal 2008, the combined discretionary bonus and incentive bonus paid under the Executive Incentive Compensation Plan to our executive officers accounted for the following percentages of each executive officer’s total compensation reported in the “Total” column of the 2008 Summary Compensation Table: Mr. Parlontieri (0%), Mr. Shanahan (0%), Mr. Dickerson (0%).

All Other Compensation. All other compensation of our executive officers is set forth in the 2008 Summary Compensation Table for Fiscal 2008 and described in greater detail in footnote 3 of the table. These benefits are discussed under the caption “Compensation Discussion and Analysis—Benefits and perquisites” above.

Additional Information. We have provided additional information regarding the compensation we pay to our executive officers under the caption “Compensation Discussion and Analysis” above.

Potential Payments Upon Termination and Change in Control

Mr. Parlontieri has an employment agreement with Speedemissions that provides for limited payments and benefits following termination of his employment without “cause” or if his employment is terminated due to a change of control. Additionally, our options plans provide for acceleration of the vesting of outstanding equity awards upon a change in control for all Company associates, including the Named Executive Officers.

Employment Agreements

Effective September 15, 2003, we entered into a rolling three-year employment agreement with Mr. Parlontieri. This employment agreement was amended on December 19, 2003. Under the terms of the agreement, Mr. Parlontieri received a salary of $180,000 per year, plus an automobile and expense allowance, and is eligible for an annual bonus as set forth in the agreement. The Compensation Committee approved, effective January 2006, a three-year extension and a salary increase to $190,000 pursuant to the salary adjustment term of the employment agreement. In January 2007, the Compensation Committee approved a salary increase to $196,690 pursuant to the salary adjustment term of the employment agreement. In December 2007, the Compensation Committee approved a salary increase to $202,591 pursuant to the salary adjustment term of the employment agreement. The agreement may be terminated by us for cause, in which case Mr. Parlontieri would not be entitled to severance compensation, or without cause, in which case Mr. Parlontieri would be entitled to the balance of his salary due under the agreement, plus other compensation earned through the date of termination. If Mr. Parlontieri’s employment terminates due to a change of control of our company, Mr. Parlontieri is entitled to receive $607,773, which is his base salary multiplied by three.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END TABLE

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Richard A. Parlontieri	12/19/2003	41,000	—	2.50	12/18/13
President, CEO	03/10/2005	3,000	—	2.50	03/10/15
	12/21/2005	150,000	—	1.00	12/14/15
	10/01/2006	1,075,,000	—	0.58	09/30/16
	05/19/2008	358,333	716,667	0.125	05/18/18

Michael S. Shanahan	12/15/2005	20,000	—	1.00	12/14/15
CFO	10/01/2006	200,000	—	0.58	09/30/16
	05/19/2008	183,333	316,667	0.125	05/18/18

Randy M. Dickerson	12/15/2005	20,000	—	1.00	12/14/15
COO (2)	10/01/2006	133,334	—	0.58	09/30/16
	05/19/2008	150,000	—	0.125	05/18/18

(1)	Option Grant Date	Vesting Schedule

	December 19, 2003	25% vested December 19, 2003, and the remaining 75% vested annually in 25% increments over the following 3 years

	March 10, 2005	100% vested on March 10, 2005

	December 15, 2005	33% vested on December 15, 2005, and the remaining 67% vested annually in 33% increments over the following 2 years

	December 21, 2005	33% vested on December 21, 2005, and the remaining 67% vested annually in 33% increments over the following 2 years

	October 1, 2006	33% vested on October 1, 2006, and the remaining 67% vested annually in 33% increments over the following 2 years
(2)	Randy Dickerson’s last day of employment with the Company was August 11, 2008. The Company and Mr. Dickerson agreed to extend the exercise period of all vested options to coincide with the option expiration date. Non-vested options of 66,667 from the October 1, 2006 grant date and 300,000 from the May 19, 2008 grant date were forfeited as of the termination date.

There were no options exercised by our executive officers during fiscal 2008. No stock awards vested during fiscal 2008. The Company does not maintain a pension plan or nonqualified deferred compensation plans for its executive officers.

DIRECTOR COMPENSATION

Our director compensation program is structured to enable us to:

•	Attract and retain qualified non-employee directors by providing total compensation that is competitive with other companies our size; and

•	Align director’s interests with shareholders’ interests by including equity as a significant portion of each non-employee director’s compensation package.

In setting director compensation, we consider compensation offered to directors by other companies our size, the amount of time that our directors spend providing services to us, our financial position, and the experience, skill and expertise that our directors have. Directors who are employees of Speedemissions receive the same director compensation for their service as the other directors.

2008 Director Compensation

During 2008, each of our directors received $500 per month . The Company reimburses our directors for reasonable out-of-pocket expenses incurred in attending our annual shareholder meeting. Directors are eligible to receive annual equity awards as determined by the Compensation Committee. During 2008, the Company granted each director stock options to purchase 100,000 shares of common stock upon the exercise of the options at $0.125 per share.

2008 Director Compensation Table

The following table summarizes the compensation earned by each non-employee director in 2007.

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Bradley A. Thompson	6,000	1,861	7,861
Ernest A. Childs	6,000	1,861	7,861
Gerald Amato (2)	3,000	1,861	4,861
John Bradley (2)	3,000	1,861	4,861
Michael E. Guirlinger	6,000	1,861	7,861

(1)	Excludes Richard A. Parlontieri, whose compensation as director is included in the Summary Compensation Table.
(2)	On June 30, 2008, John Bradley resigned as a director and Gerald Amato was elected by the remaining directors to fill the vacancy on the same day.

The 2008 Director Compensation Table does not include reimbursement for reasonable out-of-pocket expenses incurred in connection with meeting attendance. Cash fees paid to the directors are approved by the Compensation Committee and paid within a reasonable time after each meeting.

Certain Relationships and Related Transactions

The Company did not enter into any material related party transactions during the twelve months ended December 31, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC, which are called Section 16 Reports. Such directors, executive officers and 10% shareholders are also required to furnish us with copies of all Section 16 Reports they file.

We believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% shareholders were complied with during fiscal year 2008.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 1, 2008, the Company’s independent accountant Tauber & Balser, P.C. (“T&B”) entered into an agreement with Habif, Arogeti & Wynne, LLP (“HA&W”), pursuant to which T&B combined its operations into HA&W and certain members of the T&B professional staff and shareholders joined HA&W either as employees or partners of HA&W and will continue to practice as members of HA&W. On November 1, 2008, T&B resigned as the Company’s independent accountant due to this combination. Concurrent with the resignation of T&B, the Company engaged HA&W as its independent accountant. Prior to engaging HA&W, the Company did not consult with HA&W regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of opinion that might be rendered by HA&W on the Company’s financial statements, and HA&W did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue. The engagement of HA&W was approved by the Audit Committee of the Company.

The report of T&B regarding the Company’s financial statements for the fiscal years ended December 31, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that such report on our financial statements contained an explanatory paragraph in respect to the Company’s ability to continue as a going concern. During the years ended December 31, 2007 and 2006 and during the period from the end of the most recently completed fiscal year through November 1, 2008, the date of resignation, there were no disagreements with T&B on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of T&B, would have caused it to make reference to such disagreements in its reports. During the two most recent fiscal years and through November 1, 2008, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Speedemissions, Inc. by Burr & Forman LLP, Birmingham, Alabama.

AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934. Accordingly, we file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. You may inspect or copy these materials at the SEC Public Reference Room located at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC Public Reference Room. Our filings are also available to the public on the SEC’s website on the Internet at http://www.sec.gov and by a link provided on our website at http://www.speedemissions.com.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. You may obtain a copy of the registration statement through the public reference facilities of the SEC described above. You may also access a copy of the registration statement by means of the SEC’s website at http://www.sec.gov.

EXPERTS

The financial statements of Speedemissions, Inc. for the year ended December 31, 2008 appearing in this prospectus which is part of a registration statement have been so included in reliance on the report of HA&W, independent auditors, given on the authority of such firm as experts in accounting and auditing.

The financial statements of Speedemissions, Inc. for the year ended December 31, 2007 appearing in this prospectus which is part of a registration statement have been so included in reliance on the report of T&B, independent auditors, given on the authority of such firm as experts in accounting and auditing.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Speedemissions, Inc.

We have audited the accompanying consolidated balance sheet of Speedemissions, Inc. and subsidiaries (the “Company”) as of December 31, 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Speedemissions, Inc. and subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

March 27, 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Speedemissions, Inc.

We have audited the accompanying restated consolidated balance sheets of Speedemissions, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related restated consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the restated consolidated financial statements referred to above present fairly, in all material respects, the financial position of Speedemissions, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Tauber & Balser, P. C.

Atlanta, Georgia

March 28, 2008

Speedemissions, Inc. and Subsidiaries

Consolidated Balance Sheets

as of December 31,

	2008	2007
Assets

Current assets:
Cash	$512,492	$804,662
Other current assets	137,691	226,051

Total current assets	650,183	1,030,713
Property and equipment, net	1,214,737	1,484,229
Goodwill	7,100,572	7,100,572
Other assets	100,937	103,787

Total assets	$9,066,429	$9,719,301

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$498,554	$495,503
Accrued liabilities	237,127	522,385
Current portion - capitalized lease obligations	41,962	32,325
Current portion - equipment financing obligations	16,362	14,207
Current portion - deferred rent	17,949	13,628

Total current liabilities	811,954	1,078,048

Capitalized lease obligations, net of current portion	140,897	155,961
Equipment financing obligations, net of current portion	64,431	80,792
Deferred rent	230,521	243,948
Other long term liabilities	7,350	7,350

Total liabilities	1,255,153	1,566,099

Commitments and contingencies
Series A convertible redeemable preferred stock, $.001 par value, 5,000,000 shares authorized, 5,133 shares issued and outstanding; liquidation preference: $5,133,000	4,579,346	4,579,346

Shareholders’ equity:
Series B convertible preferred stock, $.001 par value, 3,000,000 shares authorized, 2,481,482 shares issued and outstanding; liquidation preference: $6,372,446	2,481	2,481
Common stock, $.001 par value, 250,000,000 shares authorized, 5,162,108 shares issued and outstanding	5,162	5,162
Additional paid-in capital	15,749,955	15,596,105
Accumulated deficit	(12,525,668)	(12,029,892)

Total shareholders’ equity	3,231,930	3,573,856

Total liabilities and shareholders’ equity	$9,066,429	$9,719,301

See accompanying notes to consolidated financial statements.

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Operations for the Years Ended December 31,

	2008	2007
Revenue	$9,779,942	$9,654,843
Costs of operations:
Cost of emission certificates	2,097,940	2,312,270
Store operating expenses	6,061,774	5,697,517
General and administrative expenses	1,768,519	1,832,008
(Gain) loss from disposal of non-strategic assets	(48,668)	11,735

Operating loss	(99,623)	(198,687)

Interest income (expense)
Interest income	1,495	5,994
Interest expense	(36,673)	(11,817)

Interest, net	(35,178)	(5,823)

Loss from continuing operations	(134,801)	(204,510)
Loss from discontinued operations, no tax effect	(360,975)	(59,722)

Net loss	$(495,776)	(264,232)

Basic and diluted net loss per common share from continuing operations	$(0.03)	$(0.06)
Basic and diluted net loss per common share from discontinued operations	(0.07)	(0.02)

Basic and diluted net loss per common share	$(0.10)	$(0.07)

Weighted average common shares outstanding, basic and diluted	5,162,108	3,583,774

See accompanying notes to consolidated financial statements.

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2008 and 2007

	Preferred Stock - Series B		Common Stock		Additional Paid-In-Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2006	2,481,482	$2,481	2,963,528	$2,964	$15,043,493	$(11,765,660)	$3,283,278

Compensation due to stock option grants	—	—	—	—	135,738	—	135,738

Common stock issued for private placement	—	—	2,127,150	2,127	316,945	—	319,072

Common stock issued for business acquisition	—	—	71,430	71	99,929	—	100,000

Net loss	—	—	—	—	—	(264,232)	(264,232)

Balance at December 31, 2007	2,481,482	2,481	5,162,108	5,162	15,596,105	(12,029,892)	3,573,856

Compensation due to stock option grants	—	—	—	—	153,850	—	153,850

Net loss	—	—	—	—	—	(495,776)	(495,776)

Balance at December 31, 2008	2,481,482	$2,481	5,162,108	$5,162	$15,749,955	$(12,525,668)	$3,231,930

See accompanying notes to consolidated financial statements.

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31,

	2008	2007
Operating activities:
Net loss	$(495,776)	$(264,232)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	336,875	263,603
(Gain) loss from disposal of non-strategic assets	(48,668)	11,735
Share based compensation expenses	153,850	135,738
Changes in operating assets and liabilities, net of acquisitions:
Other current assets	52,888	(1,121)
Other assets	2,850	(43,861)
Accounts payable and accrued liabilities	(282,206)	460,753
Other liabilities	(9,106)	(649)

Net cash (used in) provided by operating activities	(289,293)	561,966

Cash flows from investing activities:
Proceeds from asset sales	251,779	211,094
Purchases of property and equipment	(203,598)	(479,284)

Net cash provided by (used in) investing activities	48,181	(268,190)

Cash flows from financing activities:
Proceeds from sale of common stock	—	319,072
Payments on debt	(14,206)	(111,747)
Payments on capitalized leases	(36,852)	(16,670)

Net cash (used in) provided by financing activities	(51,058)	190,655

Net increase (decrease) in cash	(292,170)	484,431

Cash at beginning of year	804,662	320,231

Cash at end of year	$512,492	$804,662

Supplemental Information:

Cash paid during the period for interest	$36,702	$10,732

Non-cash Investing and Financing activities:
Equity securities issued in connection with acquisition of Just, Inc.	$—	$100,000

Non-cash asset additions for financed and capital leases	$31,425	$264,831

See accompanying notes to consolidated financial statements.

Speedemissions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

Note 1: Organization and Summary of Significant Accounting Policies

Emissions Testing, Inc. was incorporated on May 5, 2000 under the laws of the state of Georgia for the primary business purpose of opening, acquiring, developing and operating vehicle emission testing stations. Effective as of March 19, 2002, Emissions Testing, Inc. and Speedemissions, LLC merged and changed its name to Speedemissions, Inc. Effective as of June 16, 2003, Speedemissions, Inc. (“Speedemissions” or the “Company”) entered into an acquisition agreement with SKTF Enterprises, Inc. (“SKTF”). Pursuant to the acquisition agreement, SKTF acquired all of the outstanding common stock of Speedemissions in exchange for approximately 900,000 shares of SKTF common stock, which were issued to the stockholders of Speedemissions. Accordingly, Speedemissions became a wholly owned subsidiary of SKTF, a Florida corporation.

On June 30, 2005, the Company purchased all of the outstanding common stock of Mr. Sticker, Inc., (“Mr. Sticker”) a Houston, Texas, company that operated six (6) emissions testing stations in the Houston, Texas area for over 20 years. On September 8, 2005, the Company purchased all of the outstanding common stock of Just, Inc., (“Just”) a Salt Lake City, Utah company that operated eight (8) emissions testing stations in the Salt Lake City, Utah area. From the date of acquisitions until January 1, 2007, Mr. Sticker’s and Just’s financial results were consolidated as wholly owned subsidiaries. The Company merged Mr. Sticker and Just into Speedemissions effective January 1, 2007.

Speedemissions performs vehicle emissions testing and safety inspections in certain cities in which vehicle emissions testing is mandated by the Environmental Protection Agency (EPA). As of December 31, 2008, the Company operated 43 vehicle emissions testing and safety inspection stations under the trade names of Speedemissions (Atlanta, Georgia and St. Louis, Missouri); Mr. Sticker (Dallas and Houston, Texas); and Just Emissions (Salt Lake City, Utah). We also operate four mobile testing units in the Atlanta, Georgia area.

Consolidation

The accompanying consolidated financial statements include the accounts of Speedemissions, Mr. Sticker, Just and SKTF as discussed in Note 1. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company merged Mr. Sticker and Just into Speedemissions effective January 1, 2007.

Nature of Operations

Speedemissions is engaged in opening, acquiring, developing, and operating vehicle emissions testing and safety inspection stations. The federal government and a number of state and local governments in the United States (and in certain foreign countries) mandate vehicle emissions testing as a method of improving air quality.

As of December 31, 2008, the Company operated forty three (43) vehicle emissions testing and safety inspection stations and four (4) mobile emissions testing units in greater metropolitan areas of Atlanta, Georgia; Dallas, Texas; Houston, Texas; St. Louis, Missouri; and Salt Lake City, Utah. At its vehicle emissions testing and safety inspection stations, the Company uses computerized emissions testing equipment and safety inspection equipment that tests vehicles for compliance with emissions and safety standards. In the emissions testing and safety inspection industry, such stations are known as decentralized facilities. The Company utilizes “basic” testing systems that test a motor vehicle’s emissions while in neutral and “enhanced” testing systems that test a vehicle’s emissions under simulated driving conditions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates included in these financial statements relate to useful lives of certain assets and the valuation of long-lived assets such as goodwill. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized as the testing services are performed. The cost of emissions certificates is shown separately in the accompanying consolidated statements of operations.

The Company normally requires that the customer’s payment be made with cash, check, or credit card; accordingly, the Company does not have significant levels of accounts receivable.

Under current Georgia, Texas, Missouri, and Utah laws, if a vehicle fails an emissions test, it may be retested at no additional charge during a specified period after the initial test, as long as the subsequent test is performed at the same facility. The costs of such retests are not material. Accordingly, no allowance for retest is recorded by the Company.

Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives, as follows: buildings fifteen years; emission testing equipment, five to seven years; furniture, fixtures and office equipment, three to five years, and vehicles three years.

Leasehold improvements are amortized using the straight-line method over the lesser of the remaining lease terms, including renewal periods expected to be exercised, or the estimated useful lives of the improvements.

Impairment of Long-Lived Assets

Property and Equipment

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144), the Company reviews its assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators of impairment are present, the Company evaluates the carrying amount of such assets in relation to the operating performance and future estimated undiscounted net cash flows expected to be generated by the assets or underlying businesses. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Goodwill

The Company has adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), which prescribes the accounting for all purchased goodwill. In accordance with SFAS 142, goodwill is not amortized but tested for impairment annually and also whenever an impairment indicator arises.

We measure the fair value of reporting units using discounted future cash flows based on our projections. Because the business is assumed to continue in perpetuity, the discounted future cash flow includes a terminal value. The long-term growth assumptions incorporated into the discounted cash flow calculation reflect our long-term view of the market and the discount rate is based on our weighted average cost of capital. Each year we re-evaluate the assumptions used to reflect changes in the business environment.

At December 31, 2008 and 2007, we compared the fair value of the individual reporting units for which the goodwill relates to their respective carrying amounts, including goodwill. In the opinion of management, goodwill was not impaired as of December 31, 2008 and 2007.

The assessment of the recoverability of assets will be impacted if estimated future operating cash flows are not achieved.

Income Taxes

Income tax expense (benefit) is computed utilizing the liability method. Deferred income tax assets and liabilities are determined based on the differences between the financial reporting and income tax basis of assets and liabilities and for income tax carryforwards given the provisions of the enacted tax laws. A valuation allowance is provided against deferred tax assets for which it is more likely than not that the asset will not be realized. Speedemissions adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” on January 1, 2007. This standard prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense totaled $34,967 in 2008 and $49,270 in 2007.

General and Administrative

General and administrative expenses consist of payroll and related expenses for employees involved in general corporate functions, including accounting and human relations, among others; costs associated with use by these functions of facilities and equipment, such as depreciation expense and rent; professional fees; and other general corporate costs.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these accounts. Fair value of the equipment financing agreements and capital lease obligations approximate carrying value based upon current borrowing rates.

Net Loss Per Common Share

Basic net loss per share is computed by dividing the net loss attributable to common shareholders for the period by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of common and potential common shares outstanding during the period, if the effect of the potential common shares is dilutive. As a result of the Company’s net losses, all potentially dilutive securities would be anti-dilutive and are excluded from the computation of diluted loss per share. Excluded from the computation of diluted loss per share were options to purchase 5,781,558 shares and 2,347,725 shares of common stock for 2008 and 2007, respectively as the effect would be anti-dilutive. Warrants to purchase 15,445,287 shares and 15,497,787 shares of common stock for 2008 and 2007, respectively were also excluded from the computation of diluted loss per share as the effect would be anti-dilutive. In addition, convertible preferred stock that is convertible into 23,037,498 common shares for 2008 and 2007 was excluded from the computation of diluted loss per share as the effect would be anti-dilutive.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”), which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123R, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands the disclosure requirements about fair value measurements. In February 2008, the FASB issued Staff Position No. FAS 157-2 (“FSP 157-2”) that defers the effective date of applying the provisions of SFAS 157 to the fair value measurement of non-financial assets and non-financial liabilities until fiscal years beginning after November 15, 2008. We adopted the provisions of SFAS 157 that pertain to financial assets and liabilities on January 1, 2008. The adoption of SFAS 157 did not have a material impact on our consolidated financial position or results of operations. We do not expect the adoption of FSP 157-2 to have material effect on our consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (SFAS 159”). SFAS 159 allows entities to voluntarily choose, at specified election dates, to measure many financial assets and financial liabilities (as well as certain non-financial instruments that are similar to financial instruments) at fair value. The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, SFAS 159 specifies that all subsequent changes in fair value for that instrument shall be reported in earnings. We adopted SFAS 159 on January 1, 2008. The adoption of SFAS 159 did not have a material effect on our consolidated financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) changes the accounting for business combinations including the measurement of acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for certain tax adjustments for prior business combinations. Accordingly, we adopted this statement on January 1, 2009. We do not expect the adoption of SFAS 141(R) to have a material effect on our consolidated financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 changes the accounting for non-controlling (minority) interests in consolidated financial statements including the requirements to classify non-controlling interests as a component of consolidated stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to non-controlling interests reported as part of consolidated earnings. Additionally, SFAS 160 revises the accounting for both increases and decreases in a parent’s controlling ownership interest. SFAS 160 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. Accordingly, we adopted this statement on January 1, 2009. We do not expect the adoption of SFAS 160 to have a material impact on our consolidated financial position or results of operations.

In March 2008, FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB statement No. 133” (“SFAS 161”). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Accordingly, we adopted this statement on January 1, 2009. SFAS 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company does not expect that this new pronouncement will have a material impact on the Company’s financial statements in future periods.

In April 2008, FASB issued FASB Staff Position on Financial Accounting Standard (“FSP”) No. 142-3, “Determination of the Useful Life of Intangible Assets”, (“FAS 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142 “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of the expected cash flows used to measure the fair value of the asset under SFAS 141 (R) “Business Combinations” and other U.S. generally accepted accounting principles. FAS 142-3 will be effective for intangible assets acquired beginning January 1, 2009. Accordingly, the impact on the Company would be limited to the extent of any future acquisitions.

In May 2008, FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The implementation of this standard will not have a material impact on the Company’s financial statements.

In May 2008, FASB issued FSP Accounting Principles Board Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”). This FSP clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. This FSP requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. This FSP requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statement of operations. This FSP requires retrospective application to the terms of instruments as they existed for all periods presented. The Company does not expect the adoption of APB 14-1 to have a material impact on the Company’s financial statements.

Note 2: Discontinued Operations

On January 5, 2009, the Company closed 4 vehicle emissions testing and safety inspection stations located within Sears Auto Centers in the Dallas-Ft. Worth, Texas trade area. The Company had previously announced the closing of 8 similar stores in the Dallas-Ft. Worth, Texas trade area on July 18, 2008. Each of the twelve stores had been operating less than 13 months. Based on the Company’s analysis of 2008 test volumes at each of the 4 stores closed, the Company believed they could not generate enough test volume over time to produce a reasonable expectation of positive cash flow. The Company no longer has stores in the Dallas-Ft. Worth, Texas trade area.

The Company repositioned the equipment used at the 12 stores to existing Company stores in other markets. The 12 closed stores combined had revenues of $242,025 and an operating loss of $382,321 during the year ended December 31, 2008.

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the Company reclassified the results of these twelve stores as discontinued operations in its Consolidated Statements of Operations for all periods presented.

The following table presents Revenue, Cost of emission certificates, Store operating expenses and Loss from discontinued operations for the 12 stores which have been reclassified to discontinued operations in the Consolidated Statements of Operations:

	December 31,
	2008	2007
Revenue	$242,025	$7,402
Cost of emission certificates	85,411	2,351
Store operating expenses	517,589	64,773

Loss from discontinued operations	$(360,975)	$(59,722)

The Company continues to operate 39 vehicle emissions testing and safety inspection stations and 4 mobile testing units in the Atlanta, Georgia; Houston, Texas; Salt Lake City, Utah; and St. Louis, Missouri markets.

Note 3: Property and Equipment

Property and equipment at December 31, 2008 and 2007 were as follows:

	2008	2007
Buildings	$485,667	$485,667
Emission testing equipment	1,816,579	1,820,256
Furniture, fixtures and office equipment	128,519	96,921
Vehicles	13,165	15,606
Leasehold improvements	254,820	262,069

	2,698,750	2,680,519
Less accumulated amortization and depreciation	1,484,013	1,196,290

	$1,214,737	$1,484,229

Depreciation and amortization expense associated with property and equipment totaled $336,875 in 2008 and $263,603 in 2007.

At December 31, 2008 and 2007, $0 and $24,948 of leasehold improvements represented capitalized leasehold construction costs for building out new stores, respectively.

No interest costs were capitalized during the years ended December 31, 2008 or 2007.

Note 4: Accrued Liabilities

Accrued liabilities at December 31, 2008 and 2007 were as follows:

	2008	2007
Emissions testing equipment	$5,270	$190,175
Professional fees	83,724	184,724
Accrued payroll	60,669	117,347
Accrued store closing expenses	46,473	—
Other	40,991	30,139

	$237,127	$522,385

Note 5: Equipment Financing Agreements

On December 7, 2007 and December 19, 2007, the Company entered into sixty month equipment financing agreements with two financing companies in the amounts of $55,124 and $40,458, respectively. The financing agreements are secured by the equipment and are personally guaranteed by the President of the Company. The financing agreements bear interest at 17.35% and 10.37% per annum, respectively.

Equipment financing agreements at December 31, consisted of the following:

	2008	2007
Equipment financing agreements	$80,793	$94,999
Less current portion	16,362	14,207

Long-term portion	$64,431	$80,792

Future minimum debt payments required under the non-cancelable equipment financing agreements were as follows at December 31, 2008:

Year Ending December 31,
2009	$26,969
2010	26,969
2011	26,969
2012	25,588

106,495
Less amounts representing interest	25,702

Present value of future minimum debt payments	80,793
Less current portion	16,362

Long-term debt	$64,431

Note 6: Income Taxes

Speedemissions adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”) on January 1, 2007. There has been no material adjustment to any carryforwards NOL as a result of the implementation of FIN 48.

As of December 31, 2008 and 2007, there is no accrual for interest or penalties related to uncertain tax positions since the tax benefits have not been included in prior income tax return filings. Accrued interest relating to uncertain tax positions would be recorded as a component of interest expense and penalties related to uncertain tax positions would be recorded as a component of general and administrative expenses.

The tax years 2005 to 2008 remain open to examination by the major taxing jurisdictions to which we are subject. Additionally, upon inclusion of the NOL carry forward tax benefits in future tax returns, the related tax benefit for the period in which the benefit arose may be subject to examination.

As of December 31, 2008, the Company had net operating loss (NOL) carry forwards of approximately $9,544,405 that may be used to offset future taxable income. If not utilized, the NOL carry forwards will expire at various dates through 2028.

Differences between the income taxes incurred for 2008 and 2007 and the amount determined by applying the statutory federal income tax rate (34%) to the loss before income taxes were as follows:

	2008	2007
Statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal deduction	(4.0)	(4.0)
Valuation allowance	38.0	38.0

	—%	—%

Deferred income taxes result from the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and for net operating loss carry forwards. A valuation allowance is provided against deferred tax assets for which it is more likely than not that the asset will not be realized. Significant components of the Company’s deferred tax assets as of December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred tax assets:
Property and equipment	$97,000	$95,000
Other	201,000	143,000
Net operating losses	3,627,000	3,282,000

	3,925,000	3,520,000
Deferred tax liability:
Goodwill	(260,000)	(37,000)

Net deferred tax asset before valuation allowance	3,665,000	3,483,000
Valuation allowance	(3,665,000)	(3,483,000)

Net deferred tax asset	$—	$—

The valuation allowance at December 31, 2006 was $3,311,000.

Note 7: Commitments and Contingencies

Operating Leases

The Company leases office space and land and buildings for certain of its emission testing stations. The leases generally require that the Company pay taxes, maintenance, and insurance. The leases for the emission testing stations are renewable, at the option of the Company, for specified periods. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases. Certain leases have been personally guaranteed by the President of the Company.

Certain leases contain scheduled base rent increases over the terms of the leases. The total amount of base rent payments is charged to expense on a straight-line basis over the lease terms. At December 31, 2008 and 2007, the excess of rent expense over cash payments was $248,470 and $257,576, respectively. Such amounts are included in the accompanying consolidated balance sheets.

Future minimum rental payments required under the non-cancelable operating leases were as follows at December 31, 2008:

Year Ending December 31
2009	$1,482,946
2010	1,333,482
2011	1,051,805
2012	786,288
2013	538,053
2014 and later	1,408,268

$6,600,842

Total rent expense under all operating leases totaled $1,639,132 in 2008 and $1,397,591 in 2007.

Capital Leases

The Company’s capital lease commitments relate to emission testing and other related equipment. The Company records a capital lease asset and obligation equal to the present value of the lease payments. The Company’s total capital lease obligations were $182,859 and $188,286 on December 31, 2008 and 2007, respectively. The cost and accumulated depreciation of assets held under capital leases was $244,821 and $42,794, respectively as of December 31, 2008 and $213,396 and $8,409, respectively, as of December 31, 2007.

Future minimum rental payments required under the non-cancelable capital leases were as follows at December 31, 2008:

Year Ending December 31
2009	$61,479
2010	61,479
2011	59,947
2012	42,920
2013	687

226,512
Less amounts representing interest	43,653

Present value of net minimum lease payments	182,859
Less current portion	41,962

Long-term capitalized lease obligations	$140,897

Litigation

From time to time, the Company may be involved in claims that arise out of the normal course of its business. In the opinion of management, we are not currently involved in any legal proceedings which would have a material adverse effect on the Company’s financial position or results of operations.

Note 8: Preferred and Common Stock Transactions

Preferred Stock

The Company had 5,133 shares of Series A Convertible Preferred Stock (“Preferred A Stock”) outstanding at December 31, 2008 and 2007. Each share of Preferred A Stock is convertible into 833.33 shares of the Company’s common stock, or 4,277,498 shares of common stock in aggregate. GCA Strategic Investment Fund, LLC held 3,724 shares of Preferred A Stock convertible into 3,103,333 shares of common stock as of December 31, 2008 and 2007. Global Capital Funding Group, LP held 1,409 shares of Preferred A Stock convertible into 1,174,166 shares of common stock as of December 31, 2008 and 2007. As of October 14, 2005, pursuant to an article of amendment, the Preferred A Stock ceased to accrue dividends. The Preferred A Stock has a liquidation preference equal to the purchase price of the remaining units of Preferred A Stock, or $5,133,000 at December 31, 2008.

The Preferred A Stock contains certain contingent redemption features which could trigger its redemption. Since the contingent redemption features are outside the control of the Company the fair value assigned to the Preferred A Stock has been classified outside of Shareholders’ Equity in the Company’s balance sheet. The contingent redemption will occur only due to events such as a change of control, which is defined as a person or group of persons other than GCA Strategic Investment Fund Ltd. that acquires a beneficial ownership of 33 1/3% or more of the outstanding shares of the Company’s common stock without the prior written consent of GCA Strategic Investment Fund Ltd., a transfer of substantially all of the assets of the Company, a merger, or certain other events. Should one of the contingent redemption instances occur, the Company would be required to redeem the Preferred A Stock at the greater of (i) the original issue price of $1,000 per share or (ii) the number of shares of common stock into which the redeemed shares may be converted multiplied by the market price of the common stock at the time of the change in control. Based on the 5,133 shares of Preferred A Stock currently outstanding, if this redemption were triggered, the Company would be required to pay the holders of these shares $5,133,000.

The carrying value of the Preferred A Stock at December 31, 2008 and 2007 was $4,579,346. An accretion from the original value assigned to the Preferred A Stock has not been made since the contingent redemption features have no mandatory time for redemption and the probability of one of the contingent redemption features occurring cannot be determined.

The Company had 2,481,482 shares of Series B Convertible Preferred Stock (“Preferred B Stock”) outstanding at December 31, 2008 and 2007. Barron Partners LP (“Barron”) held 2,481,482 shares of the Preferred B Stock at December 31, 2008 and 2007. Each of the Preferred B Stock is convertible into 7.56 shares of the Company’s common stock, subject to adjustment if certain conditions are met, for a total of 18,760,000 shares of common stock. Barron is restricted from converting any portion of the Preferred B Stock which would cause Barron to beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion. The Preferred B Stock has a liquidation preference equal to the purchase price of the remaining units of Preferred B Stock, or $6,372,446 at December 31, 2008. The Preferred B Stock does not pay a dividend and has no voting rights.

In the event of liquidation, dissolution or winding up of the Company, preferred stockholders are entitled to be paid prior to any preference of any other payment or distribution.

Common Stock

Prior to January 1, 2007, the Company had issued common stock for the repayment of promissory notes, payment for services and to qualified investors.

On September 13, 2006, the Company issued 71,430 shares of common stock valued at $100,000 to the two shareholders of Just, Inc. per the September 2005 Just, Inc, purchase agreement in which the Company was obligated to issued 142,860 shares valued at an agreed upon $200,000 to the shareholders at the date of the acquisition. The 71,430 remaining shares were issued on April 24, 2007.

On September 24, 2007, the Company issued 2,127,150 shares of its common stock pursuant to a private placement for a cash purchase price of $0.15 per share, plus the surrender of warrants to purchase 2,127,150 shares of common stock. The total offering price was $319,072. The issuance of common stock pursuant to the private placement was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended and Rule 506 promulgated thereunder. Proceeds from the offering were used to purchase new equipment and provide working capital for new and existing stores.

In third quarter of 2007, the amended warrant agreements which modified the exercise price of GCFG and Barron’s existing outstanding warrants did not result in a charge to the Statement of Operations. The Company treated the modifications as a capital transaction as the warrants were not related to outstanding debt of the Company. The accounting effect represented a reclassification within paid-in-capital which resulted in no net change to the paid-in capital account.

The Company is authorized to issue 250,000,000 shares of $0.001 par value common stock, of which 5,162,108 shares were issued and outstanding as of December 31, 2008 and 2007. The total number of shares reserved for options and warrant conversions was 21,226,845 and 17,845,512 on December 31, 2008 and 2007, respectively.

Stock Incentive Plans

The Company has four stock incentive plans that authorize the Compensation Committee of the Board of Directors (“Compensation Committee”) to grant to eligible employees and non-employee director stock options, restricted stock awards, unrestricted stock awards and performance stock rewards. As of December 31, 2008, only stock options have been granted to employees and non-employee directors.

Under the Company’s Stock Option Plan 2001 (“2001 Plan”), the Compensation Committee is authorized to grant eligible employees and non-employee directors options to purchase up to 100,000 shares of the Company’s common stock. Options granted to date under this plan vested immediately, with the exception of 40,000 options that vested annually in three equal installments. The Company does not anticipate granting any options under this plan in the future.

Under the Company’s 2005 Omnibus Stock Grant and Option Plan (“2005 Plan”) the Compensation Committee was authorized to grant eligible employees and non-employee directors up to 250,000 shares of the Company’s common stock. The plan provided for the automatic adjustment of the number of authorized shares to a maximum of 10% of the outstanding shares of the Company’s common stock on August 31st of each year. There were 2,892,098 and 3,034,958 common shares outstanding on August 31, 2006 and 2007, respectively. As a result, the authorized number of shares eligible to be granted was automatically increased by 39,210 and 14,286 shares on September 1, 2006 and September 1, 2007, respectively. The total authorized number of shares eligible to be granted was 289,210 and 303,496 as of December 31, 2006 and 2007, respectively. On August 26, 2008, the Company’s Board of Directors amended and restated the 2005 Omnibus Stock Grant and Option Plan (“2005 Amended Plan”). The amendment eliminated the automatic adjustment provision and limited the aggregate number of shares which may be issued or transferred as common stock pursuant to an award under the 2005 Amended Plan to a maximum of 303,496 shares of authorized common stock of the Company. Options granted under this plan generally vest annually in three equal installments.

Under the Company’s Speedemissions’ Inc. 2006 Stock Grant and Option Plan (“2006 Plan”), the Compensation Committee is authorized to grant eligible employees and non-employee directors up to 2,000,000 shares of the Company’s common stock. Options granted under the 2006 Plan vest annually in three equal installments.

On November 12, 2007, the Compensation Committee approved the grant of 42,000 and 50,000 stock options to employees under the 2005 Plan and 2006 Plan, respectively, at an exercise price of $0.50 per share.

During the Company’s annual meeting on May 19, 2008, the shareholders approved and adopted the 2008 Stock Grant and Option Plan (“2008 Plan”). The Compensation Committee may issue options for up to 5,000,000 shares of our common stock under the 2008 Plan.

On May 19, 2008, the Compensation Committee approved the grant of 3,800,000 stock options to employees and directors under the 2008 Plan at an exercise price of $0.125 per share.

On November 10, 2008, the Compensation Committee approved the grant of 64,250 options to employees under the 2008 Plan at an exercise price of $0.12 per share.

These plans do not allow for the exercise of options after ten years from the date of grant. There were 1,616,938 and 50,771 stock options available to be granted under these plans at December 31, 2008 and 2007, respectively. As of December 31, 2008 and 2007, options to purchase a total of 5,781,558 and 2,347,725, respectively, shares had been granted and were outstanding under these four plans. Options to purchase 3,505,892 and 1,623,325 common shares were exercisable as of December 31, 2008 and 2007, respectively.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised) “Share-Based Payment” (“SFAS No. 123(R)”) using the modified prospective transition method. Under this transition method, compensation cost in 2007 and 2006 includes cost for options granted prior to but not vested as of December 31, 2005, and options and warrants vested in 2006 and 2007. Therefore results for prior periods have not been restated.

As a result of adopting SFAS No. 123(R), the Company recorded $153,850 and $135,738 in expense during the years ended December 31, 2008 and 2007. These expenses are included in the Company’s general and administrative expenses in its Statements of Operations. In our Statements of Cash Flows, the $153,850 and $135,738 in share-based compensation expense was shown as a non-cash expense in the reconciliation of net cash (used in) provided by operating activities in 2008 and 2007, respectively.

For grants issued during 2008 and 2007, the fair value for stock options was estimated at the date of grant using the Black-Scholes option pricing model, which requires management to make certain assumptions. Expected volatility was based on the Company’s historical volatility. The Company based the risk-free interest rate on U.S. Treasury note rates. The expected term is based on the vesting period and an expected exercise term. The Company does not anticipate paying cash dividends in the foreseeable future and therefore used an expected dividend yield of 0%.

	2008		2007
Risk free interest rate	(a	)	3.0%
Expected term of stock awards	2 years		2 years
Expected volatility in stock price	45.0%		45.0%
Expected dividend yield	None		None

(a)	The risk-free interest rate used was 2.42% and 1.27% for the Company’s May 19, 2008 and November 10, 2008 grants, respectively.

The following table sets forth the options granted under the various Speedemissions stock option plans as of December 31, 2008 and 2007:

	2008			2007
	Number of Options	Weighted Average Exercise Price	Weighted Average Grant-date Fair Value	Number of Options	Weighted Average Exercise Price	Weighted Average Grant-date Fair Value
Options outstanding at beginning of year	2,347,725	$0.69		2,290,625	$0.69
Granted	3,864,250	0.12	$0.03	92,000	0.50	$0.14
Expired	(430,417)	0.21		(34,900)	0.61

Options outstanding at end of year	5,781,558	$0.35		2,347,725	$0.69

Options exercisable at end of year	3,505,892	$0.49		1,637,325	$0.74

The following table summarizes information about stock options outstanding at December 31, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options Outstanding As of December 31, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options Exercisable As of December 31, 2008	Weighted Average Exercise Price
$0.00 - $0.49	3,525,500	9.56 years	$0.125	1,275,167	$0.125
$0.50 - $0.99	1,947,533	7.80 years	$0.58	1,922,200	$0.58
$1.00 - $1.99	229,000	6.97 years	$1.00	229,000	$1.00
$2.00 - $2.99	69,900	4.85 years	$2.48	69,900	$2.48
$3.00 - $3.99	2,625	5.88 years	$3.00	2,625	$3.00
$4.00 - $4.99	4,500	5.02 years	$4.00	4,500	$4.00
$5.00 - $5.99	2,500	5.31 years	$5.15	2,500	$5.20

$0.00 - $5.99	5,781,558	8.72 years	$0.35	3,505,892	$0.49

As of December 31, 2008, there was $61,271 of unrecognized stock-based compensation expense related to non-vested stock options that is expected to be recognized over a weighted average period of eighteen months.

The following table represents our non-vested stock options and activity for the years ended December 31, 2008 and 2007:

	Number of Options	Weighted Average Grant Date Fair Value
Non-vested options — December 31, 2006	1,396,900	$0.17
Granted	92,000	0.14
Vested	(756,066)	0.18
Forfeited	(22,433)	0.17

Non-vested options — December 31, 2007	710,401	0.16

	Number of Options	Weighted Average Grant Date Fair Value
Granted	3,864,250	0.03
Vested	(1,892,818)	0.03
Forfeited	(406,167)	0.06

Non-vested options — December 31, 2008	2,275,666	$0.03

The aggregate intrinsic value of options outstanding and exercisable was $0 at December 31, 2008 and 2007, based on the Company’s closing stock price of $0.07 and $0.25, respectively. The aggregate intrinsic value of options vesting during 2008 and 2007 was $0. Intrinsic value is the amount by which the fair value of the underlying stock exceeds the exercise price of the options.

Warrants

The fair value of each common stock warrant issued is estimated on the date of grant using the Black-Scholes option-pricing model. There were no warrants granted during the years ended December 31, 2008 and 2007. The following table represents our warrant activity for the years ended December 31, 2008 and 2007:

Number of Warrants
Outstanding warrants — December 31, 2006	17,710,437
Forfeited	(2,212,650)

Outstanding warrants — December 31, 2007	15,497,787
Forfeited	(52,500)

Outstanding warrants — December 31, 2008	15,445,287

All warrants issued were fully vested within the calendar year in which they were granted. Prior to January 1, 2007, the Company issued warrants to purchase shares of the Company’s common stock to certain members of its Board of Directors, investors, consultants, creditors and others. The Company consummated and adopted the following plan of recapitalization effective as of the close of business on October 12, 2007. Barron surrendered all 12,587,431 of their common stock purchase warrants in exchange for 4,195,810 warrants at an exercise price of $0.90 per share, 4,195,810 warrants at an exercise price of $0.60 per share and 4,195,811 warrants at an exercise price of $0.30 per share. Global Capital Funding Group, L.P. (“GCFG”) surrendered all 2,400,000 of their common stock purchase warrants in exchange for 800,000 warrants at an exercise price of $0.90 per share, 800,000 warrants at an exercise price of $0.60 per share and 800,000 warrants at an exercise price of $0.30 per share.

The amended warrant agreements which modified the exercise price of GCFG and Barron’s existing outstanding warrants did not result in a charge to the Statement of Operations. The Company treated the modifications as a capital transaction as the warrants were not related to outstanding debt of the Company. The accounting effect represented a reclassification within paid-in-capital which resulted in no net change to the paid-in-capital account.

As of December 31, 2008, warrants to purchase a total of 15,445,287 shares of common stock were outstanding at exercise prices ranging from $0.10 to $10.50. All outstanding warrants are vested, currently exercisable and expire at various dates through January 2011.

Note 9: Risk and Uncertainties

Regulatory Impact

The current and future demand for the Company’s services is substantially dependent upon federal, state, local, and foreign legislation and regulations mandating air pollution controls and emissions testing. If any or all of these governmental agencies should change their positions or eliminate or revise their requirements related to air pollution controls and emissions testing (including a shift to centralized facilities versus decentralized facilities), the Company could experience a significant adverse impact on its financial position and results of operations.

Arrangement with Shareholders

The Company is required to maintain a majority of independent directors on its Board of Directors and a majority of independent directors on both the Audit Committee and Compensation Committee. In addition, the Company must maintain the effectiveness of a resale registration statement for shares held by a shareholder. Failure to do so could result in liquidated damages equal to 24% of the purchase price of the Preferred B Stock and Stock Warrants.

If we fail to maintain the effectiveness of a resale registration statement for the shares held by Barron, then we may have to pay Barron in the form of shares of Preferred B Stock an amount equal to 24% of the purchase price of $6,615,000 paid by Barron for the Preferred B Stock and common stock warrants per annum for each day the resale registration is not effective.

If a person or group of persons other than GCA Strategic Investment Fund Ltd. acquires beneficial ownership of 33 1/3% or more of the outstanding shares of common stock without the prior written consent of GCA Strategic Investment Fund Ltd., we could be required to redeem the Preferred A Stock at the greater of (i) the original issue price of $1,000 per share or (ii) the number of shares of common stock into which the redeemed shares may be converted multiplied by the market price of the common stock at the time of the change in control. Based on the 5,133 shares of Preferred A Stock currently outstanding, if this redemption were triggered we would be required to pay the holders of these shares an aggregate of at least $5,133,000. This restriction will likely deter any proposed acquisition of our stock and may make it more difficult for us to attract new investors, as any mandatory redemption of the preferred shares will materially adversely affect our ability to remain in business and significantly impair the value of your common stock.

Potential Control Relationship by Existing Shareholders

We have a large amount of outstanding common stock held by a single shareholder and a large amount of common stock that could be acquired by a second shareholder upon conversion of preferred stock and exercise of warrants, which if sold could have a negative impact on our stock price. The Company had 5,162,108 shares of common stock issued and outstanding as of December 31, 2008. As of December 31, 2008, our largest shareholder, GCA Strategic Investment Fund Ltd, and its affiliates, owned 3,379,360 shares of our common stock. GCA Strategic Investment Fund Ltd, and its affiliates currently have the effective power to control the vote on substantially all significant matters without the approval of other shareholders. Upon exercise of all outstanding warrants at the exercise prices ranging from $0.30 to $0.90 per share and conversion of their Preferred A Stock, GCA Strategic Investment Fund Ltd could own up to 10,056,859 shares of our common stock.

As of December 31, 2008, Barron could acquire up to 31,481,931 shares of our common stock upon the exercise of outstanding warrants at the exercise prices ranging from $0.30 to $0.90 per share and the conversion of their Preferred B Stock. In the event Barron obtains ownership of these shares, they will have the effective power to control the vote on substantially all significant matters without the approval of other shareholders.

If either of these shareholders sold a large number of shares of our common stock into the public market it would have a negative impact on our stock price.

*****

Consolidated	Financial Statements

Speedemissions, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
	(unaudited)
Assets

Current assets:
Cash	$542,769	$512,492
Other current assets	145,528	137,691

Total current assets	688,297	650,183

Property and equipment, at cost less accumulated depreciation and amortization	1,141,465	1,214,737

Goodwill	7,100,572	7,100,572

Other assets	97,937	100,937

Total assets	$9,028,271	$9,066,429

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$382,817	$498,554
Accrued liabilities	275,756	237,127
Current portion of capitalized lease obligations	43,234	41,962
Current portion of equipment financing obligations	16,953	16,362
Current portion—deferred rent	17,949	17,949

Total current liabilities	736,709	811,954

Capitalized lease obligations, net of current portion	129,600	140,897
Equipment financing obligations, net of current portion	59,964	64,431
Deferred rent	229,383	230,521
Other long term liabilities	7,350	7,350

Total liabilities	1,163,006	1,255,153

Commitments and contingencies

Series A convertible, redeemable preferred stock, $.001 par value, 5,000,000 shares authorized, 5,133 shares issued and outstanding; liquidation preference: $5,133,000	4,579,346	4,579,346

Shareholders’ equity:
Series B convertible preferred stock, $.001 par value, 3,000,000 shares authorized, 2,481,482 shares issued and outstanding; liquidation preference: $6,372,446	2,481	2,481
Common stock, $.001 par value, 250,000,000 shares authorized, 5,162,108 shares issued and outstanding	5,162	5,162
Additional paid-in capital	15,761,792	15,749,955
Accumulated deficit	(12,483,516)	(12,525,668)

Total shareholders’ equity	3,285,919	3,231,930

Total liabilities and shareholders’ equity	$9,028,271	$9,066,429

See accompanying notes to consolidated financial statements.

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2009	2008
Revenue	$2,471,942	$2,429,754

Cost of operations:
Cost of emission certificates	548,577	524,789
Store operating expenses	1,572,829	1,487,068
General and administrative expenses	301,366	485,446

Operating income (loss)	49,170	(67,549)

Interest income (expense)
Interest income	25	864
Interest expense	(7,043)	(9,534)

Interest expense, net	(7,018)	(8,670)

Income (loss) from continuing operations	42,152	(76,219)
Income (loss) from discontinued operations, net of income taxes	—	(99,413)

Net income (loss)	$42,152	$(175,632)

Basic net income (loss) per share from continuing operations	$0.01	$(0.01)

Diluted net income (loss) per share from continuing operations	$—	$(0.01)

Basic net income (loss) per share from discontinued operations	$—	$(0.02)

Diluted net income (loss) per share from discontinued operations	$—	(0.02)

Basic net income (loss) per share	$0.01	$(0.03)

Diluted net income (loss) per share	$—	$(0.03)

Weighted average common shares outstanding, basic	5,162,108	5,162,108

Weighted average common shares outstanding, diluted	9,439,606	5,162,108

See accompanying notes to consolidated financial statements.

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Operating activities:
Net income (loss)	$42,152	$(175,632)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	79,800	85,478
Share-based compensation	11,837	27,106
Changes in operating assets and liabilities
Other current assets	(7,837)	868
Other assets	3,000	(750)
Accounts payable and accrued liabilities	(77,109)	(108,390)
Other liabilities	(1,138)	(2,581)

Net cash (used in) provided by operating activities	50,705	(173,901)

Cash flows used in investing activities:
Purchases of property and equipment	(6,527)	(55,686)

Net cash used in investing activities	(6,527)	(55,686)

Cash flows used in financing activities:
Payments on debt	(3,876)	—
Payments on capitalized leases	(10,025)	(11,861)

Net cash used in financing activities	(13,901)	(11,861)

Net increase (decrease) in cash	30,277	(241,448)
Cash, at beginning of period	512,492	804,662

Cash, at end of period	$542,769	$563,214

Supplemental Information:
Cash paid during the period for interest	$8,211	$9,534

Non-cash investing activities:
Non-cash asset additions acquired through financing obligations and capital leases	$—	$31,425

See accompanying notes to consolidated financial statements.

Speedemissions, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

Note 1: Basis of Presentation

Speedemissions, Inc. (“the Company”), a Florida corporation, operates vehicle emissions testing and safety inspection centers in four separate markets, greater Atlanta, Georgia; Houston, Texas; St. Louis, Missouri and Salt Lake City, Utah. The Company manages its operations based on these four regions and has one reportable segment. Throughout this report, the terms “we,” “us,” “our,” “Speedemissions,” and “Company” refer to Speedemissions, Inc., including its wholly-owned subsidiaries. As of May 4, 2009, we operated 39 vehicle emissions testing and safety inspection centers in these regions and four mobile units in the Atlanta, Georgia area.

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments consisting of normal recurring adjustments necessary for a fair presentation of its financial position and results of operations. Interim results of operations are not necessarily indicative of the results that may be achieved for the full year. The financial statements and related notes do not include all information and footnotes required by U.S. generally accepted accounting principles for annual reports. This quarterly report should be read in conjunction with the consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2008.

Note 2: Summary of Significant Accounting Policies

Nature of Operations

Speedemissions performs vehicle emissions testing and safety inspections in certain cities in which vehicle emissions testing is mandated by the Environmental Protection Agency (EPA). We use computerized emissions testing and safety inspections equipment that test vehicles for compliance with vehicle emissions and safety standards. Our revenues are generated from the test or inspection fee charged to the registered owner of the vehicle. We do not provide automotive repair services.

The Company’s 39 emissions testing and safety inspection stations operate under the trade names Speedemissions (Georgia and Missouri), Mr. Sticker (Texas) and Just Inc. (Utah). At its emissions testing and safety inspection stations, the Company uses computerized emissions testing equipment and safety inspection equipment that test vehicles for compliance with emissions and safety standards. In the emissions testing and safety inspection industry, such stations are known as decentralized facilities. The Company utilizes “basic” testing systems that test a motor vehicle’s emissions while in neutral and “enhanced” testing systems that test a vehicle’s emissions under simulated driving conditions.

Revenue Recognition

Revenue is recognized as the testing services are performed. The cost of emission certificates is shown separately in the accompanying consolidated statements of income.

Under current Georgia, Missouri, Texas, and Utah laws, if a vehicle fails an emissions test or safety inspection, it may be retested at no additional charge during a specified period after the initial test, as long as the subsequent test is performed at the same facility. The costs of such retests and the number of retests are not material. Accordingly, no allowance for retest is recorded by the Company.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS 141R, Business Combinations (SFAS 141R), which changes the way we account for business acquisitions. SFAS 141R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of SFAS 141R will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. SFAS 141R became effective for us on January 1, 2009 and the adoption did not have an impact on our financial statements.

In March 2008, FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB statement No. 133” (“SFAS 161”). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS 161 became effective for us on January 1, 2009 and the adoption did not have an impact on our financial statements.

In June 2008, FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. This FSP affects entities that accrue dividends on share-based payment awards during the awards’ service period when the dividends do not need to be returned if the employees forfeit the award. FSP EITF 03-6-1 became effective for us on January 1, 2009 and the adoption did not have an impact on our financial statements.

In April 2009, the FASB issued FASB Staff Position No. 107-1 (FSP FAS 107-1) and APB 28-1 (APB 28-1), which amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments and APB Opinion No. 28, Interim Financial Reporting, to require disclosures about the fair value of financial instruments for interim reporting periods. FSP FAS 107-1 and APB 28-1 will be effective for interim reporting periods ending after June 15, 2009. We are currently evaluating the future impacts and disclosures of this staff position.

Note 3: Discontinued Operations

Discontinued operations include results attributable to 12 emissions testing and safety inspection centers that were located within Sears Auto Centers in the Dallas, Texas area. Eight of these stores were closed in July 2008 and the remaining four were closed on January 5, 2009. Loss from discontinued operations includes the historical loss from these operations.

Loss from discontinued operations:

	Three Months Ended March 31,
	2009	2008
Revenues	$—	$53,665

Loss from discontinued operations	$—	$(99,413)

Note 4: Property and Equipment

Property and equipment at March 31, 2009 and December 31, 2008 consisted of the following:

	March 31, 2009	December 31, 2008
Building	$485,667	$485,667
Emission testing and safety inspection equipment	1,818,579	1,816,579
Furniture, fixtures and office equipment	130,870	128,519
Vehicles	3,664	13,165
Leasehold improvements	258,998	254,820

	2,697,778	2,698,750

Less: accumulated depreciation and amortization	1,556,313	1,484,013

	$1,141,465	$1,214,737

Note 5: Accrued Liabilities

Accrued liabilities at March 31, 2009 and December 31, 2008 consisted of the following:

	March 31, 2009	December 31, 2008
Emissions testing equipment	$5,270	$5,270
Professional fees	89,310	83,724
Accrued payroll	94,381	60,669
Accrued store closing expenses	1,193	46,473
Other	85,602	40,991

	$275,756	$237,127

Note 6: Equipment Financing Agreements

In December 2007, the Company entered into sixty- month equipment financing agreements with two financing companies in the amounts of $55,124 and $40,458, respectively. The financing agreements are secured by the related equipment and are personally guaranteed by the President of the Company.

The Company’s equipment financing agreements consist of the following:

	March 31, 2009	December 31, 2008
Equipment financing agreements	$76,917	$80,793
Less: current portion	16,953	16,362

Long term portion	$59,964	$64,431

Note 7: Net Income (loss) Per Common Share

Net income (loss) per share has been computed according to SFAS No. 128, “Earnings per Share,” which requires a dual presentation of basic and diluted earnings per share (“EPS”). Basic EPS represents net income (loss) divided by the weighted average number of common shares outstanding during a reported period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, including stock options, warrants, and contingently issuable shares such as the Company’s Series A and Series B preferred stock (commonly and hereinafter referred to as “Common Stock Equivalents”), were exercised or converted into common stock.

The following table sets forth the computation for basic and diluted net income (loss) per share for the three-month periods ended March 31, 2009 and 2008, respectively:

	Three Months Ended March 31
	2009	2008
Income (loss) from continuing operations (A)	$42,152	$(76,219)
Income (loss) from discontinued operations (B)	—	(99,413)

Net income (loss) (C)	$42,152	$(175,632)

Weighted average common shares—basic (D)	5,162,108	5,162,108
Effect of dilutive securities:
Diluted effect of stock options (1, 2)	—	—
Diluted effect of stock warrants (1, 2)	—	—
Diluted effect of unrestricted Preferred Series A Shares (3)	4,277,498	—

Diluted effect of unrestricted Preferred Series B Shares (4)	—	—

Weighted average common shares—diluted (E)	9,439,606	5,162,108

Income (loss) per share from continuing operations—basic (A/D)	$0.01	$(0.01)

Income (loss) per share from continuing operations—diluted (A/E)	$0.00	$(0.01)

Income (loss) per share from discontinued operations—basic (B/D)	$—	$(0.02)

Income (loss) per share from discontinued operations—diluted (B/E)	$—	$(0.02)

Net income (loss) per share—basic (C/D)	$0.01	$(0.03)

Net income (loss) per share—diluted (C/E)	$0.00	$(0.03)

(1)	Because their effects are anti-dilutive, Common Stock Equivalents of 21,153,345 issuable under stock option plans and stock warrants whose grant price is greater than the average market price of Common Shares outstanding at the end of the relevant period have been excluded from the computation of weighted average common shares diluted for the three months ended March 31, 2009.
(2)	As a result of the Company’s net loss in the three months ended March 31, 2008, aggregate Common Stock Equivalents of 17,835,512 issuable under stock option plans and stock warrants that were potentially dilutive securities are anti-dilutive and have been excluded from the computation of weighted average common shares diluted for the three months ended March 31, 2008. These Common Stock Equivalents could be dilutive in future periods.
(3)	As a result of the Company’s net loss in the three months ended March 31, 2008, aggregate Common Stock Equivalents of 4,277,498 issuable under Series A convertible, redeemable preferred stock that were potentially dilutive securities are anti-dilutive and have been excluded from the computation of weighted average common shares diluted for the three months ended March 31, 2008. The Company reported net income in the three months ended March 31, 2009 and as a result, the 4,277,498 Common Stock Equivalents were dilutive in the three months ended March 31, 2009. These Common Stock Equivalents could be dilutive in future periods.
(4)	Series B convertible preferred stock held by Barron Partners, LP (“Barron”) do not have voting rights and are subject to a maximum ownership percentage by Barron at any time of 4.9% of the Company’s outstanding common stock. As a result, Common Share Equivalents of the Series B convertible preferred stock of 18,760,000 are anti-dilutive and have been excluded from the weighted average common shares diluted calculation for the three months ended March 31, 2009 and 2008.

Note 8: Preferred Stock

Preferred Stock

There were 5,133 shares of Series A convertible redeemable preferred stock issued and outstanding as of March 31, 2009 and December 31, 2008. For financial statement purposes, the Series A convertible redeemable preferred stock has been presented outside of stockholders’ equity on the Company’s balance sheets as a result of certain conditions that are outside the control of the Company that could trigger redemption of the securities.

There were 2,481,482 shares Series B convertible preferred stock issued and outstanding as of March 31, 2009 and December 31, 2008.

Note 9: Share-Based Compensation

The Company estimates the fair value of stock options using the Black-Scholes valuation model, and determines the fair value of restricted stock units based on the number of shares granted and the quoted price of the Company’s common stock on the date of grant. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line attribution method. The estimate of awards that will ultimately vest requires significant judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical employee attrition rates. Actual results, and future changes in estimates, may differ substantially from the Company’s current estimates.

Stock-based compensation expense was $11,837 and $27,106 during the three months ended March 31, 2009 and 2008, respectively. In the Company’s Statement of Cash Flows, the $11,837 and $27,106 in share-based compensation expense was shown as a non-cash expense in the reconciliation of net cash provided by operating activities in the three months ended March 31, 2009 and 2008, respectively.

Stock Incentive Plans

The Company has granted options to employees and directors to purchase the Company’s common stock under various stock incentive plans. Under the plans, employees and non-employee directors are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, restricted stock, restricted stock units and performance awards, among others. The plans are administered by the Compensation Committee of the Board of Directors, which determines the terms of the awards granted. Stock options are generally granted with an exercise price equal to the market value of the Company’s common stock on the date of grant, have a term of ten years or less, and generally vest over three years from the date of grant.

The following table sets forth the options granted under the Company’s Stock Option Plans during the three-month period ended March 31, 2009:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant-date Fair Value
Options outstanding at December 31, 2008	5,781,558	$0.69
Granted	13,000	0.07	$0.02
Expired	(6,500)	0.12

Options outstanding at March 31, 2009	5,788,058	$0.35

Options exercisable at March 31, 2009	3,508,059	$0.49

The aggregate intrinsic value of options outstanding and exercisable at March 31, 2009 was $0. Intrinsic value is the amount by which the fair value of the underlying stock exceeds the exercise price of the options.

The fair value for stock options was estimated at the date of grant using the Black-Scholes option pricing model, which requires management to make certain assumptions. Expected volatility was based on the comparable company data. The Company based the risk-free interest rate on U.S. Treasury note rates. The expected term is based on the vesting period and an expected exercise term. The Company does not anticipate paying cash dividends in the foreseeable future and therefore use an expected dividend yield of 0%. The Company used the following assumptions in using the Black-Scholes option pricing model for the January 30, 2009 grant of 13,000 stock options:

Risk free interest rate	1.27%

Expected term of stock awards	2 years

Expected volatility in stock price	45.00%

Expected dividend yield	None

As of March 31, 2009, there was $49,598 of unrecognized stock-based compensation expense related to non-vested stock options. This amount is expected to be recognized over a weighted average period of fifteen months. There were 4,333 and 0 shares that vested during the three months ended March 31, 2009 and 2008, respectively.

There were 5,721,058 and 5,721,058 shares issued and outstanding under the Company’s SKTF, Inc. 2001 Stock Option Plan, the 2005 Omnibus Stock Grant and Option Plan, Speedemissions’ Inc. 2006 Stock Grant and Option Plan and 2008 Stock Grant and Option Plan as of March 31, 2009 and December 31, 2008, respectively. There were 13,000 options granted under these plans during the three-month period ended March 31, 2009. There were no options exercised during the three month periods ended March 31, 2009 and 2008.

Stock Warrants

There were no common stock warrants granted or exercised during the three-month period ended March 31, 2009. The following table represents our warrant activity for the three month period ended March 31, 2009:

	Number of Options/Warrants	Weighted Average Grant Date Fair Value
Outstanding warrants at December 31, 2008	15,445,287	$1.40
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding warrants at March 31, 2009	15,445,287	$1.40

Note 10: Income Taxes

No provision for income taxes has been reflected for the three-month periods ended March 31, 2009 and 2008 as the Company has sufficient net operating loss carry forwards to offset taxable income.

Note 11: Contingencies

The Company may from time to time be involved in various proceedings and litigation arising in the ordinary course of business. While any proceeding or litigation has an element of uncertainty, the Company believes that the outcome of any lawsuit or claim that may be pending or threatened, or all of them combined, will not have a material adverse effect on its consolidated financial position or results of operations.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 607.0850 of the Florida Business Corporation Act permits corporations to indemnify a director, officer, employee, or agent if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

Article X of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Company shall have the power, in its Bylaws or in any resolution of its shareholders or directors, to indemnify the officers and directors of the Company against any liability as may be determined to be in the best interest of the Company, and in conjunction therewith, to buy, at this Company’s expense, policies of insurance.

Our Bylaws do not further address indemnification. In 2003, we entered into a separate indemnification agreement with each of our then-current directors, and we have subsequently entered into a separate indemnification agreement with each of Mr. Guirlinger, and Dr. Childs.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	$674
Transfer Agent Fees	$1,000
Printing and Engraving Costs	$41,000
Legal Fees	$150,000
Accounting Fees	$40,000
TOTAL	$232,674

Recent Sales of Unregistered Securities

Speedemissions has sold the following unregistered securities within the past three years:

•

On October 12, 2007, we consummated and adopted the following plan of recapitalization. Barron surrendered all 12,587,431 of their common stock purchase warrants in exchange for 4,195,810 warrants at an exercise price of $0.90 per share, 4,195,810 warrants at an exercise price of $0.60 per share and 4,195,811 warrants at an exercise price of $0.30 per share. Global Capital Funding Group, L.P. (“GCFG”), surrendered all 2,400,000 of their common stock purchase warrants in exchange for 800,000 warrants at an exercise price of $0.90 per share, 800,000 warrants at an exercise price of $0.60 per share and 800,000 warrants at an exercise price of $0.30 per share. The amended warrant agreements which modified the exercise price of GCFG and Barron’s existing outstanding warrants did not result in a charge to the Statement of Operations. The Company treated the modifications as a capital transaction as the warrants were not related to outstanding debt of the Company. The accounting effect represented a reclassification within paid-in-capital which resulted in no net change to the paid-in-capital account. The issuance was exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, and the investors were accredited.

•

On June 4, 2007, we conducted a private placement offering to existing holders of warrants to purchase Speedemissions’ common stock who qualified as an accredited investor (as defined under Rule 501 of the Securities Act). The total offering price was $2,642,241, which was for up to 17,614,938 shares of common stock at $0.15 per share. We relied on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder for an exemption from registration for the offering on the basis that the offering was a nonpublic offering to accredited investors (as defined in Rule 501 of Regulation D.). Pursuant to such offering, on September 24, 2007, certain warrantholders purchased and were issued 2,127,150 shares of common stock, for a total purchase price of $319,073. These warrantholders were as follows: GCA Strategic Investment Fund Limited, Michael S. Brown, Richard A. Parlontieri, Gerald Amato, Stephen Booke, Michael Vuocolo, and Robert L. Bilton. The shares of common stock purchased pursuant to the offering are being registered in this registration statement.

•

On September 13, 2006, we issued 71,430 shares of common stock valued at $100,000 to the two shareholders of Just, Inc. per the September 2005 Just, Inc. purchase agreement in which we were obligated to issued 142,498 shares valued at $200,000 to the shareholders. We issued the remaining 71,430 shares of common stock valued at $100,000 to the same two shareholders on April 24, 2007. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited.

Exhibits

3.1	Articles of Incorporation of Speedemissions, Inc., as amended (incorporated by reference to Exhibit 3.1 to Form 10-KSB dated March 31, 2006)

3.2	Bylaws of Speedemissions, Inc. (incorporated by reference to Exhibit 3.2 of the Pre-Effective Registration Statement on Form SB-2, File No. 333-68730)

3.3	Articles of Merger and Agreement and Plan of Merger of Mr. Sticker, Inc. with and into Speedemissions, Inc. (previously filed)

3.4	Articles of Merger and Agreement and Plan of Merger of Just, Inc. with and into Speedemissions, Inc. (previously filed)

4.1	Certificate of Designation of Series A Convertible Preferred Stock, as amended (incorporated by reference to Exhibit 4.1 to Form 10-KSB dated March 31, 2006)

4.2	Certificate of Designation of Series B Convertible Preferred Stock, as amended (incorporated by reference to Exhibit 4.2 to Form 10-KSB dated March 31, 2006)

4.3	Common Stock Purchase Warrant “AA-1” dated October 12, 2007 issued to Barron Partners LP (previously filed)

4.4	Common Stock Purchase Warrant “AA-2” dated October 12, 2007 issued to Barron Partners LP (previously filed)

4.5	Common Stock Purchase Warrant “AA-3” dated October 12, 2007 issued to Barron Partners LP (previously filed)

4.6	Common Stock Purchase Warrant “AA-4” dated October 12, 2007 issued to Barron Partners LP (previously filed)

4.7	Common Stock Purchase Warrant “AA-5” dated October 12, 2007 issued to Barron Partners LP (previously filed)

4.8	Common Stock Purchase Warrant “AA-6” dated October 12, 2007 issued to Barron Partners LP (previously filed)
4.9	Common Stock Purchase Warrant “AA-7” dated October 12, 2007 issued to Global Capital Funding Group, L.P. (previously filed)

4.10	Common Stock Purchase Warrant “AA-8” dated October 12, 2007 issued to Global Capital Funding Group, L.P. (previously filed)

4.11	Common Stock Purchase Warrant “AA-9” dated October 12, 2007 issued to Global Capital Funding Group, L.P. (previously filed)

4.12	Amended and Restated Plan of Recapitalization dated October 12, 2007, with respect to Common Stock Purchase Warrants “AA-1” through “AA-9” (previously filed)

4.13	Amendment No. 1 dated October 14, 2005 to Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated January 21, 2004 (incorporated by reference to Exhibit 10.5 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

4.14	Amendment No. 1 dated October 14, 2005 to Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.6 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

4.15	Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated October 14, 2005 (incorporated by reference to Exhibit 10.8 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

4.16	Registration Rights Agreement between Speedemissions, Inc. and Global Capital Funding Group LP dated October 14, 2005 (incorporated by reference to Exhibit 10.10 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

4.17	Registration Rights Agreement between Speedemissions, Inc. and GCA Strategic Fund Investment dated October 14, 2005 (incorporated by reference to Exhibit 10.12 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

4.18	Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.2 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

4.19	Common Stock Purchase Warrant issued to Global Capital Advisors, LLC dated January 26, 2005 (incorporated by reference to Exhibit 10.3 to Form 8-K dated February 2, 2005, and filed with the Commission on February 3, 2005)

4.20	Registration Rights Agreement to Global Capital Advisors, LLC and GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.4 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

4.21	Registration Rights Agreement between Speedemissions, Inc. and Barron Partners LP dated June 30, 2005 (incorporated by reference to Exhibit 10.3 to Form 8-K dated July 6, 2005 and filed with the Commission on July 7, 2005)

5.1	Opinion of Burr & Forman LLP (to be filed as an amendment)

10.1	Speedemissions, Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 4.1 of the Pre-Effective Registration Statement on Form SB-2, File No. 333-68730)

10.2	First Amendment to Speedemissions, Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 4.1 of Form 8-K dated August 29, 2003 and filed with the Commission on September 2, 2003)

10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 of Pre-Effective Registration Statement on Form SB-2, File No. 333-109416)

10.4	Employment Agreement with Richard A. Parlontieri dated September 15, 2003 (incorporated by reference to Exhibit 10.2 of Pre-Effective Registration Statement on Form SB-2, File No. 333-109416)

10.5	First Amendment to Employment Agreement with Richard A. Parlontieri dated December 19, 2003 (incorporated by reference to Exhibit 10.16 to the Company’s Form 10-KSB for the period ended December 31, 2003 and filed with the Commission on March 30, 2004)

10.6	Second Amendment to Employment Agreement with Richard A. Parlontieri dated October 23, 2006 (incorporated by reference to Exhibit 10.1 to Form 8-K dated October 23, 2006 and filed with the Commission on October 23, 2006)

10.7	Conversion Notice and Agreement between Speedemissions, Inc. and Calabria Advisors, LLC dated June 16, 2004 (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-QSB for the period ended June 30, 2004 and filed with the Commission on August 16, 2004)

10.8	Equity Research Agreement with The Research Works, Inc. dated as of October 29, 2004 (incorporated by reference to Exhibit 10.1 to Form 8-K dated November 8, 2004 and filed with the Commission on November 12, 2004)

10.9	Asset Purchase Agreement between Speedemissions, Inc. and SIT’s EMI Mobile Testing Unit dated as of December 2, 2004 (incorporated by reference to Exhibit 2.1 to Form 8-K dated December 7, 2004 and filed with the Commission on December 8, 2004)

10.10	Asset Purchase Agreement between Speedemissions, Inc. and State Inspection of Texas, Inc. dated as of December 30, 2004 (incorporated by reference to Exhibit 2.1 to Form 8-K dated January 3, 2005 and filed with the Commission on January 7, 2005)

10.11	$1,285,000 Promissory Note to State Inspections of Texas, Inc. dated December 30, 2004 (incorporated by reference to Exhibit 2.2 to Form 8-K dated January 3, 2005 and filed with the Commission on January 7, 2005)

10.12	$350,000 Promissory Note to GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

10.13	Common Stock Purchase Warrant issued to Richard A. Parlontieri dated February 22, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated March 10, 2005 and filed with the Commission on March 17, 2005)

10.14	Stock Purchase Agreement between Speedemissions, Inc. and Mr. Sticker, Inc. dated June 30, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated July 6, 2005 and filed with the Commission on July 7, 2005)

10.15	Preferred Stock Purchase Agreement between Speedemissions, Inc. and Barron Partners LP dated June 30, 2005 (incorporated by reference to Exhibit 10.2 to form 8-K dated July 6, 2005 and filed with the Commission on July 7, 2005)

10.16	Amendment to Preferred Stock Purchase Agreement between Speedemissions, Inc. and Barron Partners, LP dated August 4, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated August 8, 2005 and filed with the Commission on August 9, 2005)

10.17	Stock Purchase Agreement between Speedemissions, Inc., Just, Inc. and Michael Duncan and Steve Malmgren dated September 7, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated September 12, 2005 and filed with the Commission on September 13, 2005)

10.18	Settlement Agreement and General Release between Global Capital Funding Group, LP, GCA Strategic Investment Fund Limited, Barron Partners, LP, and Speedemissions, Inc. dated October 14, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

10.19	Exchange Agreement between Speedemissions, Inc. and Global Capital Funding Group LP dated October 14, 2005 (incorporated by reference to Exhibit 10.9 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

10.20	Exchange Agreement between Speedemissions, Inc. and GCA Strategic Fund Investment dated October 14, 2005 (incorporated by reference to Exhibit 10.11 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

10.21	Speedemissions, Inc. Amended and Restated 2005 Omnibus Stock Grant and Option Plan effective September 11, 2008 (incorporated by reference to Exhibit 4.1 to Form S-8, filed with the Commission on September 11, 2008)

10.22	Speedemissions, Inc. 2006 Stock Grant and Option Plan effective September 18, 2006 (incorporated by reference to Exhibit 4.2 to Form 10-QSB filed with the Commission on March 30, 2007)

10.23	Subscription and Securities Purchase Agreement between Speedemissions, Inc., and GCA Strategic Investment Fund dated January 21, 2004 (incorporated by reference to Exhibit 10.1 to Form 8-K dated January 21, 2004 and filed with the Commission on January 29, 2004)

10.24	Speedemissions, Inc. 2008 Stock Grant and Option Plan effective May 19, 2008 (previously filed)

16.1	Letter from Bennett Thrasher PC dated February 1, 2005 (incorporated by reference to Exhibit 16.1 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

16.2	Letter from Tauber & Balser, P.C. dated October 31, 2008 (incorporated by reference to Exhibit 16.1 to Form 8-K dated November 1, 2008 and filed with the Commission on November 1, 2008)

23.1	Consent of Habif, Arogeti & Wynne, LLP relating to December 31, 2008 financial statements

23.2	Consent of Tauber & Balser, P.C. relating to December 31, 2007 financial statements

23.3	Consent of Burr & Forman LLP (included in Exhibit 5.1)

Undertakings

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tyrone, state of Georgia, on May 21, 2009.

Speedemissions, Inc.

By:	*
Richard A. Parlontieri, President and Chief Executive Officer

By:	/s/ Michael S. Shanahan
Michael S. Shanahan, Chief Financial Officer and Chief Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:	*	Dated:	May 21, 2009
Richard A. Parlontieri, Director, President, Chief Executive Officer and Secretary

By:	*	Dated:	May 21, 2009
Gerald Amato, Director

By:	*	Dated:	May 21, 2009
Bradley A. Thompson, Director

By:	*	Dated:	May 21, 2009
Michael E. Guirlinger, Director

By:	*	Dated:	May 21, 2009
Ernest A. Childs, PhD, Director

*	Michael S. Shanahan, as attorney in fact

	/s/ Michael S. Shanahan		May 21, 2009

Exhibit Index

3.1	Articles of Incorporation of Speedemissions, Inc., as amended (incorporated by reference to Exhibit 3.1 to Form 10-KSB dated March 31, 2006)

3.2	Bylaws of Speedemissions, Inc. (incorporated by reference to Exhibit 3.2 of the Pre-Effective Registration Statement on Form SB-2, File No. 333-68730)

3.3	Articles of Merger and Agreement and Plan of Merger of Mr. Sticker, Inc. with and into Speedemissions, Inc. (previously filed)

3.4	Articles of Merger and Agreement and Plan of Merger of Just, Inc. with and into Speedemissions, Inc. (previously filed)

4.1	Certificate of Designation of Series A Convertible Preferred Stock, as amended (incorporated by reference to Exhibit 4.1 to Form 10-KSB dated March 31, 2006)

4.2	Certificate of Designation of Series B Convertible Preferred Stock, as amended (incorporated by reference to Exhibit 4.2 to Form 10-KSB dated March 31, 2006)

4.3	Common Stock Purchase Warrant “AA-1” dated October 12, 2007 issued to Barron Partners LP (previously filed)

4.4	Common Stock Purchase Warrant “AA-2” dated October 12, 2007 issued to Barron Partners LP (previously filed)

4.5	Common Stock Purchase Warrant “AA-3” dated October 12, 2007 issued to Barron Partners LP (previously filed)

4.6	Common Stock Purchase Warrant “AA-4” dated October 12, 2007 issued to Barron Partners LP (previously filed)

4.7	Common Stock Purchase Warrant “AA-5” dated October 12, 2007 issued to Barron Partners LP (previously filed)

4.8	Common Stock Purchase Warrant “AA-6” dated October 12, 2007 issued to Barron Partners LP (previously filed)

4.9	Common Stock Purchase Warrant “AA-7” dated October 12, 2007 issued to Global Capital Funding Group, L.P. (previously filed)

4.10	Common Stock Purchase Warrant “AA-8” dated October 12, 2007 issued to Global Capital Funding Group, L.P. (previously filed)

4.11	Common Stock Purchase Warrant “AA-9” dated October 12, 2007 issued to Global Capital Funding Group, L.P. (previously filed)

4.12	Amended and Restated Plan of Recapitalization dated October 12, 2007, with respect to Common Stock Purchase Warrants “AA-1” through “AA-9” (previously filed)

4.13	Amendment No. 1 dated October 14, 2005 to Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated January 21, 2004 (incorporated by reference to Exhibit 10.5 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

4.14	Amendment No. 1 dated October 14, 2005 to Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.6 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

4.15	Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated October 14, 2005 (incorporated by reference to Exhibit 10.8 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

4.16	Registration Rights Agreement between Speedemissions, Inc. and Global Capital Funding Group LP dated October 14, 2005 (incorporated by reference to Exhibit 10.10 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

4.17	Registration Rights Agreement between Speedemissions, Inc. and GCA Strategic Fund Investment dated October 14, 2005 (incorporated by reference to Exhibit 10.12 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

4.18	Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.2 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

4.19	Common Stock Purchase Warrant issued to Global Capital Advisors, LLC dated January 26, 2005 (incorporated by reference to Exhibit 10.3 to Form 8-K dated February 2, 2005, and filed with the Commission on February 3, 2005)

4.20	Registration Rights Agreement to Global Capital Advisors, LLC and GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.4 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

4.21	Registration Rights Agreement between Speedemissions, Inc. and Barron Partners LP dated June 30, 2005 (incorporated by reference to Exhibit 10.3 to Form 8-K dated July 6, 2005 and filed with the Commission on July 7, 2005)

5.1	Opinion of Burr & Forman LLP (to be filed as an amendment)

10.1	Speedemissions, Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 4.1 of the Pre-Effective Registration Statement on Form SB-2, File No. 333-68730)

10.2	First Amendment to Speedemissions, Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 4.1 of Form 8-K dated August 29, 2003 and filed with the Commission on September 2, 2003)

10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 of Pre-Effective Registration Statement on Form SB-2, File No. 333-109416)

10.4	Employment Agreement with Richard A. Parlontieri dated September 15, 2003 (incorporated by reference to Exhibit 10.2 of Pre-Effective Registration Statement on Form SB-2, File No. 333-109416)

10.5	First Amendment to Employment Agreement with Richard A. Parlontieri dated December 19, 2003 (incorporated by reference to Exhibit 10.16 to the Company’s Form 10-KSB for the period ended December 31, 2003 and filed with the Commission on March 30, 2004)

10.6	Second Amendment to Employment Agreement with Richard A. Parlontieri dated October 23, 2006 (incorporated by reference to Exhibit 10.1 to Form 8-K dated October 23, 2006 and filed with the Commission on October 23, 2006)

10.7	Conversion Notice and Agreement between Speedemissions, Inc. and Calabria Advisors, LLC dated June 16, 2004 (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-QSB for the period ended June 30, 2004 and filed with the Commission in August 16, 2004)

10.8	Equity Research Agreement with The Research Works, Inc. dated as of October 29, 2004 (incorporated by reference to Exhibit 10.1 to Form 8-K dated November 8, 2004 and filed with the Commission on November 12, 2004)

10.9	Asset Purchase Agreement between Speedemissions, Inc. and SIT’s EMI Mobile Testing Unit dated as of December 2, 2004 (incorporated by reference to Exhibit 2.1 to Form 8-K dated December 7, 2004 and filed with the Commission on December 8, 2004)

10.10	Asset Purchase Agreement between Speedemissions, Inc. and State Inspection of Texas, Inc. dated as of December 30, 2004 (incorporated by reference to Exhibit 2.1 to Form 8-K dated January 3, 2005 and filed with the Commission on January 7, 2005)

10.11	$1,285,000 Promissory Note to State Inspections of Texas, Inc. dated December 30, 2004 (incorporated by reference to Exhibit 2.2 to Form 8-K dated January 3, 2005 and filed with the Commission on January 7, 2005)

10.12	$350,000 Promissory Note to GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

10.13	Common Stock Purchase Warrant issued to Richard A. Parlontieri dated February 22, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated March 10, 2005 and filed with the Commission on March 17, 2005)

10.14	Stock Purchase Agreement between Speedemissions, Inc. and Mr. Sticker, Inc. dated June 30, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated July 6, 2005 and filed with the Commission on July 7, 2005)

10.15	Preferred Stock Purchase Agreement between Speedemissions, Inc. and Barron Partners LP dated June 30, 2005 (incorporated by reference to Exhibit 10.2 to form 8-K dated July 6, 2005 and filed with the Commission on July 7, 2005)

10.16	Amendment to Preferred Stock Purchase Agreement between Speedemissions, Inc. and Barron Partners, LP dated August 4, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated August 8, 2005 and filed with the Commission on August 9, 2005)

10.17	Stock Purchase Agreement between Speedemissions, Inc., Just, Inc. and Michael Duncan and Steve Malmgren dated September 7, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated September 12, 2005 and filed with the Commission on September 13, 2005)

10.18	Settlement Agreement and General Release between Global Capital Funding Group, LP, GCA Strategic Investment Fund Limited, Barron Partners, LP, and Speedemissions, Inc. dated October 14, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

10.19	Exchange Agreement between Speedemissions, Inc. and Global Capital Funding Group LP dated October 14, 2005 (incorporated by reference to Exhibit 10.9 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

10.20	Exchange Agreement between Speedemissions, Inc. and GCA Strategic Fund Investment dated October 14, 2005 (incorporated by reference to Exhibit 10.11 to Form 8-K dated November 21, 2005 and filed with the Commission on November 23, 2005)

10.21	Speedemissions, Inc. Amended and Restated 2005 Omnibus Stock Grant and Option Plan effective September 11, 2008 (incorporated by reference to Exhibit 4.1 on Form S-8, filed with the Commission on September 11, 2008)

10.22	Speedemissions, Inc. 2006 Stock Grant and Option Plan effective September 18, 2006 (incorporated by reference to Exhibit 4.25 to Form 10-KSB filed with the Commission on March 30, 2007)

10.23	Subscription and Securities Purchase Agreement between Speedemissions, Inc., and GCA Strategic Investment Fund dated January 21, 2004 (incorporated by reference to Exhibit 10.1 to Form 8-K dated January 21, 2004 and filed with the Commission on January 29, 2004)

10.24	Speedemissions, Inc. 2008 Stock Grant and Option Plan effective May 19, 2008 (previously filed)

16.1	Letter from Bennett Thrasher PC dated February 1, 2005 (incorporated by reference to Exhibit 16.1 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

16.2	Letter from Tauber & Balser, P.C. dated October 31, 2008 (incorporated by reference to Exhibit 16.1 to Form 8-K dated November 1, 2008 and filed with the Commission on November 1, 2008)

23.1	Consent of Habif, Arogeti & Wynne LLP relating to December 31, 2008 financial statements

23.2	Consent of Tauber & Balser, P.C. relating to December 31, 2007 financial statements

23.3	Consent of Burr & Forman LLP (included in Exhibit 5.1)